EXHIBIT 10.1

Execution Copy

CREDIT AGREEMENT

dated as of July 22, 2005

among

WOLVERINE WORLD WIDE, INC.,

CERTAIN SUBSIDIARIES,

THE BANKS PARTY HERETO,

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

HARRIS N.A., as Syndication Agent,

and

COMERICA BANK,
STANDARD FEDERAL BANK N.A.
and
NATIONAL CITY BANK OF THE MIDWEST,
as Documentation Agents

___________________________

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		2

ARTICLE II. THE COMMITMENTS		12
2.1	Commitments of the Banks	12
2.2	Termination; Reductions and Increases in Aggregate Commitment	13
2.3	Facility and LC Fees	14
2.4	Agent's Fee	14
2.5	Noteless Agreement; Evidence of Indebtedness	14

ARTICLE III. THE LOANS		15
3.1	Disbursement of Loans	15
3.2	Conditions for Disbursement of Initial Loan	16
3.3	Conditions for Disbursement of Each Loan	17
3.4	Minimum Amounts	17
3.5	Subsequent Elections as to Loans	17
3.6	Discretion of the Banks as to Manner of Funding	18
3.7	Swing Line Loans	18
3.8	Letters of Credit	18
3.9	Lending Installation	18
3.10	Tax Documents	19

ARTICLE IV. PAYMENTS AND PREPAYMENTS OF LOANS		20
4.1	Principal Payments	20
4.2	Interest Payments	20
4.3	Optional Prepayment	21
4.4	Mandatory Prepayment	21
4.5	Payment Method	21
4.6	No Setoff or Deduction	21
4.7	Payment on Non-Business Day; Payment Computations	21

ARTICLE V. YIELD PROTECTION AND CONTINGENCIES		22
5.1	Additional Costs	22
5.2	Limitation of Requests and Elections	22
5.3	Illegality and Impossibility	23
5.4	Additional Contingencies	23
5.5	Indemnification	24
5.6	Capital Adequacy	24
5.7	Currency Controls	24

ARTICLE VI. REPRESENTATIONS AND WARRANTIES		25
6.1	Corporate Existence and Power	25
6.2	Corporate Authority	25
6.3	Binding Effect	25
6.4	Subsidiaries	26
6.5	Litigation	26
6.6	Financial Condition	26
6.7	Use of Loans	26

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6.8	Consents, Etc	27
6.9	Taxes	27
6.10	Title to Properties	27
6.11	1998 Note Agreements	27
6.12	Environmental and Safety Matters	27
6.13	Indebtedness	28

ARTICLE VII. COVENANTS		28
7.1	Affirmative Covenants	28
	(a) Preservation of Corporate Existence, Etc	28
	(b) Compliance with Laws, Etc.	28
	(c) Maintenance of Insurance	29
	(d) Reporting Requirements	29
	(e) Access to Records, Books, Etc.	30
	(f) Additional Covenants	30

7.2	Negative Covenants	30
	(a) Consolidated Total Debt to Total Capitalization Ratio	31
	(b) Consolidated Fixed Charge Coverage Ratio	31
	(c) Liens	31
	(d) Sale of Assets	31
	(e) Merger; Acquisition; Etc	32
	(f) Nature of Business	32
	(g) Investments	32
	(h) Subsidiary Indebtedness	32
	(i) 1998 Note Agreements	32
	(j) Swap Agreements	32
	(k) Restrictive Agreements	32
	(l) Transactions with Affiliates	32

ARTICLE VIII. DEFAULT		33
8.1	Events of Default	33
8.2	Remedies	35

ARTICLE IX. THE AGENT AND THE BANKS		36
9.1	Appointment of Agent	36
9.2	Scope of Agency	36
9.3	Duties of Agent	37
9.4	Resignation of Agent	37
9.5	Pro Rata Sharing by Banks; Equalization	38
9.6	Syndication Agent, Documentation Agents, Etc	38

ARTICLE X. MISCELLANEOUS		38
10.1	Amendments; Etc	38
10.2	Notices	39
10.3	Conduct No Waiver; Remedies Cumulative	40
10.4	Reliance on and Survival of Various Provisions	40
10.5	Expenses	40
10.6	Successors and Assigns	40
10.7	Counterparts	42

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10.8	Governing Law	42
10.9	Headings	42
10.10	Construction of Certain Provisions	42
10.11	Integration and Severability	42
10.12	Interest Rate Limitation	42
10.13	Independence of Covenants	43
10.14	Dissemination of Information	43
10.15	Accounting	43
10.16	Judgment Currency	43
10.17	Waiver of Jury Trial	43
10.18	USA Patriot Act	43

SCHEDULE 6.4	Subsidiaries
SCHEDULE 6.5	Litigation
SCHEDULE 6.12	Environmental and Safety Matters
SCHEDULE 6.13	Indebtedness Greater than $100,000
SCHEDULE 7.2(c)	Liens
SCHEDULE 7.2(g)	Investments

EXHIBIT A-1	REVOLVING CREDIT NOTE
EXHIBIT A-2	SWING LINE NOTE
EXHIBIT B	REQUEST FOR REVOLVING LOAN
EXHIBIT C	COVENANT COMPLIANCE CERTIFICATE
EXHIBIT D	SOLVENCY CERTIFICATE
EXHIBIT E	REQUEST FOR CONTINUATION OR CONVERSION OF LOAN
EXHIBIT F	ASSIGNMENT AND ACCEPTANCE

iii

          THIS CREDIT AGREEMENT, dated July 22, 2005 (this "Agreement"), is among WOLVERINE WORLD WIDE, INC., a Delaware corporation (the "Company"), the Subsidiary Borrowers (collectively with the Company, the "Borrowers" and each a "Borrower"), the lenders party hereto from time to time (collectively, the "Banks" and, individually, a "Bank"), JPMorgan Chase Bank, N.A., a national banking association, as Agent, HARRIS N.A., as syndication agent (in such capacity, the "Syndication Agent") and COMERICA BANK, STANDARD FEDERAL BANK N.A. and NATIONAL CITY BANK OF THE MIDWEST, as documentation agents (in such capacity, the "Documentation Agents").

AGREEMENT

          In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

          1.1          As used herein the following terms shall have the following respective meanings:

          "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

          "Advance" means any Loan or any Letter of Credit.

          "Affiliate", when used with respect to any Person, means any Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, control (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agent" means JPMCB in its capacity as contractual representative of the Banks pursuant to Article IX, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Article IX, and for purposes of notices to the Agent from a Foreign Subsidiary Borrower under Section 3.1(a) and (b) and Section 3.5, notices by the Agent to Banks under such sections and such other notices with respect to Foreign Subsidiary Borrowers or Banks as designated by the Agent from time to time, Agent shall be deemed references to the Agent's relevant Lending Installation determined from time to time by JPMCB with respect thereto. Any reference to Agent shall include, without limitation, the Agent in its capacity as Swing Line Bank and Issuing Bank.

          "Agent Payment Office" of the Agent means, for each of the Agreed Currencies, the office, branch,

affiliate or correspondent bank of the Agent specified from time to time by the Agent as the "Agent Payment Office" to the Borrowers and the Banks for such Agreed Currency.

          "Aggregate Commitments" means the aggregate amount of the Commitments of all Banks.

          "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Banks.

          "Agreed Currencies" means (a) with respect to the Company and any Domestic Subsidiary Borrower, U.S. Dollars; (b) with respect to a Canadian Borrower, Canadian Dollars, U.S. Dollars and Euros; (c) with respect to a U.K. Borrower, British Pounds Sterling, U.S. Dollars and Euros; (d) with respect to any other Foreign Subsidiary Borrower (other than a Restricted Borrower), any Eligible Currency which the Company requests the Agent to include as an Agreed Currency for such Foreign Subsidiary Borrower hereunder and which is acceptable to all of the Banks; and (e) with respect to any Restricted Borrower, any Eligible Currency which the Company requests the Agent to include as an Agreed Currency for such Restricted Borrower hereunder and which is acceptable to the Agent.

          "Agreed Foreign Currencies" means any Agreed Currency other than U.S. Dollars.

          "Applicable Margin" means the following margins for purposes of determining the LIBOR Rate, the BA Rate and the facility fee and Letter of Credit fees under Section 2.3, as indicated in the following table:

Consolidated Fixed Charge Coverage Ratio	Applicable Margin for Fixed Rate Loan and Letters of Credit	Applicable Margin for Facility Fee

Less than or equal to 2.5 to 1 (Level I)	1.025	0.225

Greater than 2.5 but less than or equal to 3.5 to 1 (Level II)	0.800	0.200

Greater than 3.5 but less than or equal to 4.5 to 1 (Level III)	0.600	0.150

Greater than 4.5 to 1 (Level IV)	0.400	0.100

          The Applicable Margin shall be adjusted as of the first day of each fiscal quarter of the Company based on the Consolidated Fixed Charge Coverage Ratio at the end of the fiscal quarter immediately preceding the fiscal quarter most recently ended. As of the Effective Date, the Applicable Margin shall be set as Level IV above. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be the amount set forth above for Level I.

          "Arranger" means J.P. Morgan Securities Inc.

          "Assignment and Acceptance" is defined in Section 10.6.

          "BA Interest Period" means, relative to any BA Rate Loan, the period beginning on (and including) the date on which such BA Rate Loan is made or continued to (but excluding) the date which is 30, 60 or 90 days thereafter or such other period of time agreed to by all the Banks, as a Canadian Borrower may elect under Section 3.1 or 3.5, and each subsequent period commencing on the expiry of the immediately preceding BA Interest Period and ending on the date 30, 60 or 90 days (or such other period acceptable to such Canadian Borrower and each of the Banks) thereafter, as a Canadian Borrower may elect under Section 3.1 or 3.5, provided, however, that (a) each BA Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, and (b) no BA Interest Period shall be permitted which would end after the Termination Date.

          "BA Rate" means with respect to a BA Rate Loan for the relevant BA Interest Period, the sum of (a) the Applicable Margin plus (b) the bid rate quoted by JPMCB Canada for its own acceptances for the relevant BA Interest Period as of the Borrowing Date (the first day of such BA Interest Period).

          "BA Rate Loan" means a Loan in Canadian Dollars that bears interest based on the BA Rate.

          "Banking Day" means (a) with respect to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market, and (b) with respect to any BA Rate Loan, a day on which commercial banks are open for foreign exchange business in Canada and dealings in Canadian Dollars are carried on in the applicable offshore foreign exchange interbank market or other market in which disbursement of or payment in Canadian Dollars will be made or received hereunder.

          "Banks" is defined in the first paragraph of this Agreement, and shall include JPMCB in its capacity as Swing Line Bank and Issuing Bank unless otherwise specified.

          "Board of Directors" means: (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

          "Borrowing Date" means a date on which an Advance is made hereunder.

          "British Pounds Sterling" or "£" means the lawful currency of the U.K.

          "Business Day" means (a) any day other than a Saturday, Sunday or other day on which banks generally are not open in Chicago or Detroit for the conduct of substantially all of their commercial lending activities, (b) if the applicable Business Day relates to any Advances to a Canadian Borrower, a day which is also a day on which banks generally are open in Toronto, Canada for the conduct of substantially all of their commercial lending activities, and (c) if the applicable Business Day relates to any Fixed Rate Loan, such a day which is also a Banking Day.

          "Canadian Borrower" means the Company (if the Company is borrowing in Canadian Dollars), Wolverine World Wide Corporation, Inc. or such other Subsidiary of the Company which (i) is organized under the laws of Canada or any political subdivision thereof, (ii) is approved by the Agent and (iii) satisfies the requirements to become a Foreign Subsidiary Borrower hereunder.

          "Canadian Dollars" or "C$" means the lawful currency of Canada.

          "Canadian Revolving Loans" means Revolving Loans made to the Canadian Borrower.

          "Capital Stock" means (i) in the case of any corporation, all capital stock (whether common, preferred or any other type) and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

          "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Generally Accepted Accounting Principles.

          "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by Standard & Poor's Ratings Services or P-1 or better by Moody's Investors Service, Inc., (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

          "Change of Control" means and includes each and every issue, transfer, or other disposition of shares of the stock of the Company (including without limitation, pursuant to a merger or consolidation otherwise permitted hereunder) which results in a Person or Group (other than the Current Management Group) beneficially owning or controlling, directly or indirectly, greater than 50% of the Voting Stock of the Company. As used in this definition, "Current Management Group" means: (i) Steven M. Duffy, V. Dean Estes, Stephen L. Gulis, Jr., Blake Krueger, Timothy J. O'Donovan, Nicholas P. Ottenwess and James D. Zwiers or (ii) any Group which includes and is under the general direction of any of the above-named persons; "Group" means any group or related persons constituting a "group" for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision; and "Voting Stock" means securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

          "Commitment" means, as to any Bank at any time, its obligation to make Revolving Loans to the Borrowers under Section 2.1 and to participate in Swing Line Loans and Letters of Credit hereunder in an aggregate U.S. Dollar Amount not to exceed at any time outstanding the U.S. Dollar amount set forth opposite such Bank's name on the signature pages hereof under the heading "Commitment" or as otherwise established pursuant to Section 10.6, Section 2.2(b) or otherwise hereunder, as such amount may be modified from time to time pursuant to the applicable provisions hereof.

          "Consolidated Adjusted Net Earnings" means, with reference to any period, the Consolidated Net Earnings for such period, plus, to the extent deducted from revenues in determining Consolidated Net Earnings for such period, extraordinary or non-recurring non-cash losses incurred other than in the ordinary course of business, and minus, to the extent included in Consolidated Net Earnings, extraordinary or non-recurring gains realized other than in the ordinary course of business.

          "Consolidated Adjusted Net Earnings Available for Fixed Charges" means, for any period, the sum of (i) Consolidated Adjusted Net Earnings during such period plus (ii) to the extent deducted in determining Consolidated Net Earnings, all provisions for all federal, state or other income taxes made by the Company and its Subsidiaries during such period plus (iii) to the extent deducted in determining Consolidated Net Earnings, Consolidated Fixed Charges during such period.

          "Consolidated Fixed Charge Coverage Ratio" means, as of the end of any fiscal quarter of the Company, the ratio of (i) the Consolidated Adjusted Net Earnings Available for Fixed Charges for the four fiscal quarters then ending to (ii) the Consolidated Fixed Charges for such four fiscal quarters.

          "Consolidated Fixed Charges" means, for any period, the sum of (i) all Rentals (other than Rentals on Capitalized Leases) payable during such period by the Company and its Subsidiaries and (ii) all Interest Charges of the Company and its Subsidiaries payable with respect to such period, all as determined on a consolidated basis.

          "Consolidated Net Earnings" means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with Generally Accepted Accounting Principles, after eliminating all offsetting debits and credits between the Company and its Subsidiaries, all earnings or losses attributable to minority interests in Subsidiaries, and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles.

          "Consolidated Net Worth" means, as of any date, the consolidated stockholders' equity of the Company and its Subsidiaries calculated in accordance with Generally Accepted Accounting Principles on a consolidated basis as of such date.

          "Consolidated Total Assets" means, as of any date, the total assets of the Company and its Subsidiaries, calculated in accordance with Generally Accepted Accounting Principles on a consolidated basis as of such date.

          "Consolidated Total Capitalization" means, as of any date, the sum of (i) Consolidated Total Debt and (ii) Consolidated Net Worth as of such date.

          "Consolidated Total Debt" means, as of any date, the consolidated Indebtedness of the Company and its Subsidiaries as of such date.

          "Consolidated Total Debt to Total Capitalization Ratio" means, as of any date, the ratio of Consolidated Total Debt to Consolidated Total Capitalization as of such date.

          "Contingent Liabilities" of any Person means, as of any date, all obligations of such Person or of others for which such Person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of any letters of credit or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person.

          "Defaulting Bank" means any Bank that (a) on any Borrowing Date fails to make available to the Agent such Bank's Loans required to be made to a Borrower on such Borrowing Date or (b) shall not have made a payment to the Agent (including in its capacity as Swing Line Bank or Issuing Bank) required under this Agreement. Once a Bank becomes a Defaulting Bank, such Bank shall continue as a Defaulting Bank until such time as such Defaulting Bank makes available to the Agent the amount of such Defaulting Bank's Loans and/or to the Swing Line Bank such payments requested by the Swing Line Bank together with all other amounts required to be paid to the Agent and/or the Swing Line Bank pursuant to this Agreement.

          "Domestic Subsidiary" means any Subsidiary that is not a Foreign Subsidiary.

          "Domestic Subsidiary Borrower" means each Subsidiary Borrower that is a Domestic Subsidiary.

          "Effective Date" means the date of this Agreement.

          "Eligible Currency" means any currency (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into U.S. Dollars in the international interbank market and (v) as to which a U.S. Dollar Amount may be readily calculated.

          "Environmental Laws" at any date means all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards (but only to the extent such standards could be determined to be legally binding or the violation of such standards could give rise to liability of the Company or any of its Subsidiaries) promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Euro", "EUR" or "€" means the Euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

          "Event of Default" means any of the events or conditions described in Section 8.1.

          "Exchange Rate" means on any day, for purposes of determining the U.S. Dollar Amount of any currency other than U.S. Dollars, the rate at which such currency may be exchanged into U.S. Dollars at the time of determination on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of U.S. Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

          "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

          "Fixed Rate Loan" means any LIBOR Rate Loan or any BA Rate Loan.

          "Floating Rate" means, for any day, a rate per annum equal to (i) with respect to Loans to the Company or a Domestic Subsidiary Borrower, the higher of the Prime Rate for such day and the sum of the Federal Funds Effective Rate for such day plus ½% per annum and (ii) with respect to Loans to the Canadian Borrower, the higher of the Prime Rate or the sum of 1.0% plus the BA Rate for a one month BA Interest Period, for such day, in each case changing when and as the Prime Rate, BA Rate or the Federal Funds Effective Rate changes, as applicable.

          "Floating Rate Loan" means any Loan which bears interest at the Floating Rate.

          "Foreign Currency" means any currency other than U.S. Dollars.

          "Foreign Subsidiary" means each Subsidiary organized under the laws of a jurisdiction outside of the United States.

          "Foreign Subsidiary Borrower" means each Subsidiary Borrower that is a Foreign Subsidiary.

          "Generally Accepted Accounting Principles" means generally accepted accounting principles in effect from time to time applied on a basis consistent with that reflected in the financial statements referred to in Section 6.6.

          "Guarantor" means, collectively, the Company as a guarantor under the Guaranty, and any other Person that is a guarantor under the Guaranty at any time.

          "Guaranty" means that certain Guaranty dated as of the Effective Date executed by the Company in favor of the Agent, for the ratable benefit of the Banks, as it may be amended, restated or otherwise modified and in effect from time to time.

          "Indebtedness" of any Person means, as of any date, (a) all obligations of such Person for borrowed money, off balance sheet financings (whether under an asset securitization (including without limitation any Qualified Receivables Transaction), synthetic leases or similar transactions which are the functional equivalent or take the place of borrowing but do not constitute a liability on the balance sheet of such Person, with the amount outstanding thereunder determined based in the amount that would be outstanding if such transaction were structured as a lending transaction shown as a liability on the balance sheet of such Person) or similar obligations (other than trade accounts payable arising in the ordinary course of such Person's business and payable on terms customary in the trade), (b) all obligations as lessee under any lease which, in accordance with Generally Accepted Accounting Principles, is or should be capitalized on the books of the lessee, and (c) all obligations of others similar in character to those described in clauses (a) and (b) of this definition for which such Person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for the collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of letters of credit or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person; except that 'Indebtedness' shall not include obligations now or in the future owing to the Company by any of its Subsidiaries.

          "Interest Charges" means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles): (A) all interest in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest on Capitalized Leases) deducted in determining Consolidated Net Earnings for such period, and (B) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Earnings for such period.

          "Interest Payment Date" means (a) with respect to any Floating Rate Loan, the first Business Day of each month, commencing with the first such day occurring after the Effective Date, and (b) with respect to any Fixed Rate Loan, the last day of the Interest Period with respect to such Fixed Rate Loan and, if such Interest Period exceeds three months, the day in the third month following the month the Loan proceeds were disbursed (or, in the case of the continuation of a Loan as, or conversion of a Loan to, a Fixed Rate Loan, the day in the third month following the month in which such continuation or conversion occurred) that numerically corresponds to the date on which the Loan proceeds were disbursed (or to the date on which such continuation or conversion occurred) or, if there is no numerically corresponding day, the last Business Day of that third month.

          "Interest Period" means any BA Interest Period or any LIBOR Interest Period.

          "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

          "Issuing Bank" means the Agent in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 3.8. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Lending Installation of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Lending Installation with respect to Letters of Credit issued by such Lending Installation.

          "JPMCB" means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

          "JPMCB Canada" means JPMorgan Chase Bank, N.A., Toronto Branch, together with its Affiliates and successors and assigns.

          "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

          "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Bank at any time shall be its Pro Rata Share of the total LC Exposure at such time.

          "Lending Installation" means, with respect to a Bank (including the Swing Line Bank) or the Agent, the office, branch, subsidiary or affiliate of such Bank or the Agent with respect to each Agreed Currency listed on the administrative information sheets provided to the Agent in connection herewith or otherwise selected by such Bank or the Agent pursuant to Section 3.9.

          "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

          "LIBOR Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the day such LIBOR Rate Loan is made or converted to a LIBOR Rate Loan and ending on the date 1, 2, 3, or 6 months (or such other period acceptable to the Borrower and each of the Banks) thereafter, as a Borrower may elect under Section 3.1 or 3.5, and each subsequent period commencing on the expiry of the immediately preceding LIBOR Interest Period and ending on the date 1, 2, 3, or 6 months (or such other period acceptable to the Borrower and each of the Banks) thereafter, as the Borrower may elect under Section 3.1 or 3.5, provided, however, that (a) any LIBOR Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) each LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, and (c) no LIBOR Interest Period shall be permitted which would end after the Termination Date.

          "LIBOR Rate" means, with respect to any LIBOR Rate Loan and the related Interest Period, the per annum rate that is equal to the sum of:

                    (a)          the Applicable Margin, plus

                    (b)          the per annum rate of interest determined by dividing (i) the LIBOR Reference Rate for such LIBOR Rate Loan; by (ii) a percentage equal to 100% minus that percentage (expressed as a decimal) that is specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement (including, without limitation, any marginal, emergency or special reserves) with respect to LIBOR funding (currently referred to as "eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System; plus, in each case, all other applicable costs, expenses and reserves (including without limitation the cost of compliance with any existing requirements of the Bank of England Act of 1998 and/or Bank of England and/or the Financial Services Authority to place non-interest bearing or special deposits with the Bank of England and/or pay fees to the Financial Services Authority in connection with advances denominated in British Pounds Sterling) for any LIBOR Rate Loan denominated in any Agreed Foreign Currency;

all as conclusively determined by the Agent, and such LIBOR Rate to be adjusted as and when any change occurs in applicable costs, expenses and reserves as described above.

          "LIBOR Rate Loan" means any Loan which bears interest at the LIBOR Rate.

          "LIBOR Reference Rate" means, with respect to a LIBOR Rate Loan for the relevant Interest Period, the rate per annum determined by the Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBOR Reference Rate" shall be determined by the Agent to be the rate at which the Agent offers to place deposits in the currency of such Borrowing for such Interest Period to first-class banks in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period. Notwithstanding the foregoing, LIBOR Reference Rate for any LIBOR Rate Loan shall mean such other rate as agreed to by the Agent, the applicable Borrower and all Banks for such LIBOR Rate Loan.

          "Loan" means any Revolving Loan or any Swing Line Loan.

          "Loan Documents" means this Agreement, the Notes, the Guaranty and the other agreements, certificates and other documents contemplated hereby or executed or delivered pursuant hereto by any Borrower or Guarantor at any time with or in favor of the Agent or any Bank.

          "Local Time" means, with respect to an Advance, or a conversion or continuation thereof, to (a) the Company or a Domestic Subsidiary Borrower, Chicago time, (b) a Canadian Borrower, Toronto time, and (c) any other Borrower, London time or the local time of the Lending Installation of the Agent with respect to such Borrower if it is not the Agent's Lending Installation in London.

          "Material Adverse Effect" means a material adverse effect on (i) the business, property, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of any Borrower or Guarantor to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of the Loan Documents or the rights or remedies of the Agent or the Banks thereunder.

          "Material Subsidiary" means (1) any Subsidiary Borrower and (2) any other Subsidiary of the Company if:

                    (a)          The assets of such Subsidiary (valued at book value) as at the end of the immediately preceding fiscal year exceed 5% of Consolidated Total Assets; or

                    (b)          The aggregate sum of all assets (valued at book value) of such Subsidiary, when combined with the assets of all other Subsidiaries to which Section 8.1(i) would have applied if not for the limitations set forth herein at any time during the three-year period immediately preceding the date of such determination, exceeds 5% of Consolidated Total Assets; or

                    (c)          The percentage of Consolidated Net Earnings contributed by such Subsidiary during the immediately preceding fiscal year exceeds 5%; or

                    (d)          5% is less than the sum of (i) the percentage of Consolidated Net Earnings contributed by such Subsidiary during its Applicable Year and (ii) the percentage of Consolidated Net Earnings contributed during its Applicable Year by each other Subsidiary of the Company to which Section 8.1(i) would have applied at any time during the three-year period immediately preceding the date of such determination if not for the limitations set forth herein. The "Applicable Year" for each such Subsidiary shall be the last complete fiscal year of the Company and its Subsidiaries immediately preceding the date of the occurrence of the relevant event or circumstance described in Section 8.1(i).

          "1998 Note Agreements" means the Note Agreements dated December 8, 1998, Re: $75,000,000 6.5% Senior Notes Due December 8, 2008, together with any document or instrument executed pursuant thereto, between the Company and each of the respective parties thereto.

          "Notes" are defined in Section 2.5.

          "Outstanding Credit Exposure" means, as to any Bank at any time, the U.S. Dollar Amount of the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) its Swing Line Exposure at such time, plus (iii) its LC Exposure at such time.

          "Overdue Rate" means (a) in respect of principal on Floating Rate Loans, a rate per annum that is equal to the sum of two percent (2%) plus the Prime Rate, (b) in respect of Fixed Rate Loans, a rate per annum that is equal to the sum of two percent (2%) plus the per annum rate in effect thereon until the end of the then-current Interest Period for such Loan and thereafter a rate per annum that is equal to the sum of two percent (2%) plus the Prime Rate (or, in the case of any Fixed Rate Loan denominated in any Agreed Currency other than U.S. Dollars or Canadian Dollars, the per annum rate equivalent to the Prime Rate for such currency as determined by the Agent) , (c) in respect of Swing Line Loans, a rate per annum that is equal to the sum of two percent (2%) plus the per annum rate in effect thereon, and (d) in respect of other amounts payable by the Borrowers hereunder (other than interest) a per annum rate that is equal to the sum of two percent (2%) plus the Prime Rate.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a government (foreign or domestic), and any agency or political subdivision thereof, and any other entity.

          "Plan" means, with respect to any Person, any employee benefit or other plan maintained by such Person for its employees and covered by Title IV of ERISA or to which Sec. 412 of the Internal Revenue Code of 1986, as amended from time to time, applies.

          "Prime Rate" means (a) with respect to Loans to the Company or a Domestic Subsidiary Borrower or Loans denominated in U.S. Dollars to the Canadian Borrower, a rate per annum equal to the prime rate of interest announced or established from time to time by JPMCB or its parent (which is not necessarily the lowest rate charged to any customer), and (b) with respect to Loans denominated in Canadian Dollars to the Canadian Borrower, a rate per annum equal to the prime rate or the reference rate of interest (however designated) of JPMCB Canada or other comparable rate for JPMCB Canada for determining interest chargeable by it on Canadian Dollar commercial loans made in Canada (it being acknowledged that such rate may not necessarily be the lowest rate charged by JPMCB Canada to any of its customers) announced or established from time to time by JPMCB Canada, in each case changing when and as such rate changes.

          "Prior Credit Agreement" means the Credit Agreement dated as of May 29, 2001, as amended, among the Company, the foreign subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as Agent, Harris Trust and Savings Bank, as syndication agent, and Comerica Bank, as documentation agent.

          "Pro Rata Share" means, for each Bank, the ratio of such Bank's Commitment to the Aggregate Commitment. If the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

          "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto, provided that (i) all of the terms and conditions of such transaction or series of transactions, including without limitation the amount and type of any recourse to the Company or any Subsidiary with respect to the assets transferred, are acceptable to the Agent and the Required Banks, and (ii) the aggregate Receivables Transaction Attributed Indebtedness incurred in all such transactions does not exceed $100,000,000.

          "Quotation Day" means, with respect to any LIBOR Rate Loan and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period as determined by the Agent.

          "Receivables Transaction Attributed Indebtedness" means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

          "Rentals" means, with respect to any period, the sum of all payments (including as such all payments which a lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property (other than Capitalized Leases), EXCLUDING any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) (a) on account of maintenance, repairs, insurance, taxes and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

          "Required Banks" means Banks holding greater than 50% of the aggregate principal amount of the Aggregate Outstanding Credit Exposure then outstanding (or 50% of the Aggregate Commitments if the Aggregate Outstanding Credit Exposure is zero).

          "Restricted Borrower" means each Subsidiary Borrower other than (a) the Canadian Borrower, (b) the U.K. Borrowers and (c) any other Borrower approved by all Banks as eligible to obtain Revolving Loans.

          "Revolving Loan" means any Loan made under Section 2.1.

          "Same Day Funds" means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in any other Agreed Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Agreed Currency.

          "Subsidiary" of any Person means any Person (whether now existing or hereafter organized or acquired) in which at least a majority of the Capital Stock of each class having ordinary voting power for the election of members of the Board of Directors (other than Capital Stock which has such power only by reason of the happening of a contingency), at the time as of which any determination is being made, is owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof.

          "Subsidiary Borrower" means each Subsidiary party to this Agreement as a Subsidiary Borrower on the Effective Date and any Subsidiary added to this Agreement as a Subsidiary Borrower after the Effective Date pursuant to Section 10.1(b).

          "Subsidiary Indebtedness Increase Election" means an election by the Company, to be made in writing to the Agent, to increase the amount of Indebtedness of its Subsidiaries permitted by Section 7.2(h)(iii) from 10% of Consolidated Net Worth to 20% of Consolidated Net Worth, provided that such election will be effective when each of the following conditions is satisfied: (a) the Company shall make such election and designate, in writing to the Agent, certain Subsidiaries as Unrestricted Subsidiaries, (b) the Company shall be in pro forma compliance with all covenants under this Agreement at the time of such election and after giving effect to such election, (c) no Event of Default or Unmatured Default shall exist at the time of such election or after giving effect to such election and (d) the Company shall provide a certificate of its chief financial officer and pro forma financial statements, excluding all such Unrestricted Subsidiaries (as described in Section 10.15) and in form and detail satisfactory to the Agent, demonstrating compliance with all covenants under this Agreement at the time of such election. The Company may modify, in writing to the Agent, the Subsidiaries designated as Unrestricted Subsidiaries under a Subsidiary Indebtedness Increase Election, provided that the Company complies with the requirements in clauses (a) through (d) of the foregoing sentence as if such modification were a new Subsidiary Indebtedness Increase Election. The Company may rescind the Subsidiary Indebtedness Increase Election at any time, and make a new Subsidiary Indebtedness Increase Election at any time after any such rescission.

          "Substantial Portion" means, with respect to the assets of the Company and its Subsidiaries, assets which (a) represents more than 10% of the Consolidated Total Assets as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month), (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (a) above, (c) represents more than 25% of the Consolidated Total Assets as would be shown in the consolidated financial statements of the Company and its Subsidiaries as of the Effective Date or (d) is responsible for more than 25% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (c) above.

          "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Swap Agreement.

          "Swing Line Bank" means JPMCB as the Swing Line Bank hereunder. Any reference to the Agent shall also be deemed reference to the Agent in its capacity as the Swing Line Bank hereunder, and any reference to Swing Line Bank shall be deemed references to the appropriate Lending Installation of the Swing Line Bank for the relevant Borrower.

          "Swing Line Borrowing Notice" is defined in Section 3.7(b).

          "Swing Line Loan" means a Loan made available to a Borrower by the Swing Line Bank pursuant to Section 3.7.

          "Swing Line Exposure" means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Bank at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.

          "Termination Date" means the earlier to occur of (a) July 22, 2010, and (b) the date on which the Commitments shall be terminated pursuant to Section 2.2 or 8.2.

          "Type" means, with respect to any Loan, its nature as a Floating Rate Loan, BA Rate Loan or a LIBOR Rate Loan.

          "U.K." means the United Kingdom of Great Britain and Northern Ireland.

          "U.K. Borrower" means Hush Puppies (UK) Ltd., Merrell (Europe) Limited, Merrell Europe B.V., Wolverine Europe Limited, Wolverine World Wide Europe Limited or such other Subsidiary of the Company which (i) is approved by the Agent and (ii) satisfies the other requirements to become a Foreign Subsidiary Borrower hereunder.

          "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

          "Unrestricted Subsidiaries" means the Subsidiaries that have been designated by the Company as Unrestricted Subsidiaries from time to time in connection with a Subsidiary Indebtedness Increase Election or any modification thereof permitted hereunder.

          "U.S. Dollar Amount" of any currency at any date means (i) the amount of such currency if such currency is U.S. Dollars, or (ii) the equivalent in such currency of such amount of U.S. Dollars if such currency is any currency other than U.S. Dollars, determined by the Agent pursuant to its standard procedures using the Exchange Rate with respect to such Foreign Currency at the time in effect.

          "U.S. Dollars" and "$" means the lawful money of the United States of America.

          1.2          As used herein, the terms "Agent", "Bank", "Banks", "Borrower", "Borrowers", "Company", "Documentation Agents", "Syndication Agent" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with Generally Accepted Accounting Principles unless such principles are inconsistent with the express requirements of this Agreement. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears.

ARTICLE II.  THE COMMITMENTS

          2.1          Commitments of the Banks. Each Bank agrees, for itself only, subject to the terms and conditions of this Agreement, to lend to the Borrowers from time to time from the Effective Date until the Termination Date, Revolving Loans and to participate in Swing Line Loans and Letters of Credit made upon the request of a Borrower, provided that, after giving effect to the making of each such Loan, such Bank's Outstanding Credit Exposure shall not exceed its Commitment. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. Each borrowing under this Section 2.1 shall be made from the Banks pro rata in accordance with their Commitments. Revolving Loans may only be made in the Agreed Currencies applicable to such Borrower. All Revolving Loans to any Foreign Subsidiary Borrower (other than the Canadian Borrower) shall be restricted to LIBOR Rate Loans. All Revolving Loans to the Canadian Borrower denominated in (i) Canadian Dollars shall be restricted to BA Rate Loans or Floating Rate Loans, (ii) U.S. Dollars shall be restricted to LIBOR Rate Loans or Floating Rate Loans and (iii) Euros shall be restricted to LIBOR Rate Loans. Notwithstanding anything herein to the contrary, the Loans that may be obtained by any Restricted Borrower shall be limited to Swing Line Loans.

          2.2          Termination; Reductions and Increases in Aggregate Commitment.

                    (a)          The Company shall have the right to terminate or reduce the Commitments at any time and from time to time, provided that (i) the Company shall give three Business Days' prior written notice of such termination or reduction to the Agent (with sufficient executed copies for each Bank) specifying the amount and effective date thereof, (ii) each partial reduction of the Commitments shall be in a minimum amount of $10,000,000 and in an integral multiple of $10,000,000, and shall reduce all Commitments proportionately, (iii) no such termination or reduction shall be permitted with respect to any portion of the Commitments as to which a request for a Loan pursuant to Section 3.1 is then pending, and (iv) the Commitments may not be terminated if any Advances are then outstanding and may not be reduced below the principal amount of Advances then outstanding. The Commitments or any portion thereof so terminated or reduced may not be reinstated.

                    (b)          With the prior consent of the Agent and one or more existing Banks or other financial institutions selected by the Arranger in consultation with the Company, the Company may request to increase the Aggregate Commitment in increments of $5,000,000, provided that the Aggregate Commitment shall not exceed $225,000,000 without the consent of all the Banks. Any such request to increase the Aggregate Commitment shall be deemed to be a certification by the Company that at the time of such request, there exists no Event of Default or Unmatured Default and the representations and warranties contained in Article VI are true and correct as of such date. Any request from the Company to increase the Aggregate Commitment shall be implemented by one or more existing Banks agreeing to increase their Commitments (provided that no Bank shall have any obligation to increase its Commitment) or by one or more new lenders agreeing to become a Bank hereunder or by any combination of the foregoing, as determined by the Agent and the Arranger and as agreed to by the Company. Prior to any such increase in the Aggregate Commitment becoming effective, the Agent shall have received:

                    (i)          copies, certified by the secretary of each Borrower of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing such increase in the Aggregate Commitment;

                    (ii)          a certificate, signed by the chief financial officer of the Company showing that after giving effect to the increase in the Aggregate Commitment, no Event of Default or Unmatured Default shall occur and the Borrowers shall be in compliance with all covenants under this Agreement;

                    (iii)          copies of all governmental and nongovernmental consents, approvals, authorizations, declaration, registrations or filings required on the part of each Borrower in connection with the increase in the Aggregate Commitment, certified as true and correct in full force and effect as of the date of the increase by a duly authorized officer of the Company, or if none are required, a certificate of such officer to that effect;

                    (iv)          evidence reasonably satisfactory to the Agent that no Material Adverse Effect shall have occurred with respect to the Company and its Subsidiaries since the most recent financial statements provided to the Banks hereunder; and

                    (v)          such other documents and conditions as the Agent or its counsel may have reasonably requested.

          2.3          Facility and LC Fees. (a) The Borrowers jointly agree to pay to the Agent (at the appropriate Agent Payment Office) for the pro rata benefit of the Banks a facility fee on the daily average amount of the Commitments whether used or unused, for the period from the Effective Date to but excluding the Termination Date, in arrears, at a rate equal to the Applicable Margin. Accrued facility fees shall be payable quarterly, in arrears, on the first Business Day of each February, May, August and November, commencing on such Business Day in the month of August, 2005, and on the Termination Date.

                    (b) The Borrower requesting a Letter of Credit agrees to pay (i) to the Agent for the account of each Bank a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin on the average daily amount of such Bank's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Bank's Commitment terminates and the date on which such Bank ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees paid under this Section 2.3 shall not be refundable under any circumstances.

          2.4          Agent's Fee. The Company agrees to pay to the Agent an agency fee for its services as Agent under this Agreement in such amounts and at such times as may be agreed upon in writing by the Company and the Agent.

          2.5          Noteless Agreement; Evidence of Indebtedness.

                    (a)          Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Bank resulting from each Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

                    (b)          The Agent shall also maintain accounts in which it will record (i) the amount of each Revolving Loan and Swing Line Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Bank hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrowers and each Bank's share thereof.

                    (c)          The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the obligations hereunder in accordance with their terms.

                    (d)          Any Bank may request that its Revolving Loans be evidenced by a promissory note or, in the case of the Swing Line Bank, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit A-1 and Exhibit A-2 respectively, with appropriate changes for notes evidencing Swing Line Loans (each a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Bank such Note or Notes payable to the order of such Bank. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 10.6) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.6 and not as described in paragraphs (a) and (b) above, except to the extent that any such Bank or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

ARTICLE III.  THE LOANS

          3.1          Disbursement of Loans.

                    (a)          Each Borrower shall give the Agent notice of each requested Revolving Loan in substantially the form of Exhibit B hereto not later than noon Local time or, in the case of any notices to be given to the Lending Installation of the Agent in the U.K., 10:00 a.m. London time (i) three Business Days prior to the date of such requested Loan in the case of any Fixed Rate Loan, and (ii) on the date of such requested Loan in the case of a Floating Rate Loan, which notice shall specify whether a BA Rate Loan, LIBOR Rate Loan or Floating Rate Loan is requested and the permitted Agreed Currency requested and, in the case of each requested Fixed Rate Loan, the Interest Period to be initially applicable to such Loan. The Agent shall provide notice of such requested Loan to each Bank promptly on the date such notice is received by the Agent.

                    (b)          Subject to the terms and conditions of this Agreement, the proceeds of any such requested Loan shall be made available to the applicable Borrower by depositing the proceeds thereof, in Same Day Funds, in an account maintained and designated by the Company at the applicable Agent Payment Office, provided, that the proceeds of the initial Loan shall be used to pay all amounts owing pursuant to the Prior Credit Agreement and the promissory notes issued by the Company thereunder, at which time the commitments of the Banks under the Prior Credit Agreement shall be terminated. Each Bank, on the date of any such requested Loan, shall make its Pro Rata Share of such Loan available in Same Day Funds at the applicable Agent Payment Office for disbursement to the applicable Borrower. Unless the Agent shall have received notice from any Bank prior to the date of any requested borrowing under this Section 3.1 that such Bank will not make available to the Agent such Bank's Pro Rata Share of such borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such borrowing in accordance with this Section 3.1(b). If and to the extent such Bank shall not have so made such Pro Rata Share available to the Agent, the Agent may (but shall not be obligated to) make such amount available to the applicable Borrower, and such Bank and Borrower severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Company by the Agent until the date such amount is paid to the Agent, at (x) in the case of the Company, at the interest rate applicable to such Loan and (y) in the case of such Bank, the Federal Funds Effective Rate (or, in the case of any Fixed Rate Loan denominated in any Agreed Currency other than U.S. Dollars, the per annum rate equivalent to the Federal Funds Effective Rate for such currency as determined by the Agent) for the first three days and at the interest rate applicable to such Loan thereafter. If such Bank shall pay to the Agent such amount, the amount so paid shall constitute a Loan by such Bank as a part of such borrowing for purposes of this Agreement. The failure of any Bank to make its Pro Rata Share of any such borrowing available to the Agent shall not relieve any other Bank of its obligations to make available its Pro

Rata Share of such borrowing on the date of such borrowing, but no Bank shall be responsible for failure of any other Bank to make such Pro Rata Share available to the Agent on the date of any such borrowing. Acceptance by any Borrower of any Loan in an amount less than the amount requested by such Borrower as a result of any Bank's failure to make its Pro Rata Share of such borrowing available shall not constitute a waiver of such Borrower's right against such Bank for any damages resulting therefrom.

                    (c)          All borrowings hereunder shall be due and payable and bear interest as provided in Article IV hereof.

          3.2          Conditions for Disbursement of Initial Loan. The obligation of the Banks to make the initial Loan hereunder is subject to receipt by each Bank of the following documents and satisfaction of the following conditions, each in form and substance satisfactory to each Bank:

                    (a)          Certificates of recent date of the appropriate authority or official of the Company's and, to the extent required by the Agent, each other Borrower's jurisdiction of incorporation listing all charter documents of such Borrower on file in that office, together with copies of such charter documents of such Borrower certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer of such Borrower;

                    (b)          Copies of the by-laws or similar documents with respect to each Borrower, together with all authorizing resolutions and evidence of other corporate action taken by each Borrower to authorize the execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby, each certified as true and correct as of the Effective Date by a duly authorized officer of such Borrower;

                    (c)          Certificates of incumbency of each Borrower containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of each Borrower in connection with the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of such Borrower;

                    (d)          The Guaranty duly executed by the Company;

                    (e)          The favorable written opinion of Warner, Norcross & Judd LLP, counsel for the Company, with respect to each of the matters as any of the Banks may reasonably request;

                    (f)          A certificate, signed by the chief financial officer or treasurer of the Company, stating that on the initial credit extension date no Event of Default or Unmatured Default has occurred and is continuing;

                    (g)          A covenant compliance certificate in form of Exhibit C hereto from the chief financial officer or treasurer of the Company showing the computation of each of the financial covenants set forth herein;

                    (h)          A solvency certificate in form of Exhibit D hereto from the chief financial officer or treasurer of the Company; and

                    (i)          Simultaneously with disbursement of the initial Loan hereunder, payment in full of all principal of all promissory notes issued pursuant to the Prior Credit Agreement and all accrued interest thereon through the Effective Date (pursuant to such funding procedures among the Banks and the Borrowers as detailed by the Agent on or prior to the Effective Date), together with payment in full of all other indebtedness under the Prior Credit Agreement, including without limitation the payment of all commitment and facility fees accrued through the Effective Date under the Prior Credit Agreement. Notwithstanding anything in the Prior Credit Agreement to the contrary, on the Effective Date all commitments to lend under the Prior Credit Agreement shall terminate and, upon payment in full of all amounts owing under the Prior Credit Agreement and instruments and documents executed in connection therewith, the Prior Credit Agreement and such instruments and documents shall terminate, except with respect to any provisions thereof that survive the termination thereof.

          3.3          Conditions for Disbursement of Each Loan. The obligation of the Banks to make any Revolving Loan (including the initial Loan) and of the Agent (in its capacity as Issuing Bank) to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent:

                    (a)          The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of the date such Loan is made as if such representations and warranties were made on and as of such date; and

                    (b)          No Event of Default or Unmatured Default shall exist or shall have occurred and be continuing on the date such Loan is made.

The Borrowers shall be deemed to have made a certification to the Agent and the Banks at the time of the making of each Advance to the effects set forth in clauses (a) and (b) of this Section 3.3.

          3.4          Minimum Amounts. Except for conversions and prepayments of all Loans of a particular Type and conversions or payments required pursuant to Section 4.4 or Article V, each LIBOR Rate Loan and each conversion and prepayment thereof shall be in a minimum amount of 1,000,000 units (or, in the case of LIBOR Rate Loans denominated in British Pounds Sterling, such lesser amount acceptable to the Agent that equals or exceeds a U.S. Dollar Amount of $1,000,000) of the relevant Agreed Currency and in an integral multiple of 100,000 units (or, in the case of LIBOR Rate Loans denominated in British Pounds Sterling, such lesser amount acceptable to the Agent that equals or exceeds a U.S. Dollar Amount of $100,000) of the relevant Agreed Currency, each Floating Rate Loan (other than any Revolving Loan required to repay Swing Line Loans or LC Disbursements and other than Canadian Revolving Loans) and each conversion and prepayment thereof shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000, each BA Rate Loan and each conversion and prepayment thereof shall be in a minimum amount of C$500,000 and in an integral multiple of C$100,000, and each Floating Rate Loan which is a Canadian Loan and each conversion and prepayment thereof shall be in a minimum amount of C$100,000 and in an integral multiple of C$100,000.

          3.5          Subsequent Elections as to Loans. Each Borrower may elect to continue a Fixed Rate Loan or a Floating Rate Loan as a Loan of the same Type or may elect to convert a Fixed Rate Loan to a Floating Rate Loan or a Floating Rate Loan to a Fixed Rate Loan by giving notice thereof to the Agent in substantially the form of Exhibit E hereto not later than 10:00 a.m. Local Time (a) three Business Days prior to the date any such continuation of or conversion to a Fixed Rate Loan is to be effective, and (b) on the date such continuation or conversion is to be effective in all other cases, provided that an outstanding Fixed Rate Loan may only be converted on the last day of the then-current Interest Period with respect to such Loan, the BA Rate Loans may not be converted to LIBOR Rate Loans and LIBOR Rate Loans may not be converted to BA Rate Loans, and if a continuation of a Loan as, or a conversion of a Loan to, a Fixed Rate Loan is requested, such notice shall also specify the Interest Period to be applicable thereto upon such continuation or conversion. The Agent shall provide notice of such election to each Bank promptly on the date such notice is received by the Agent. If a Borrower shall fail to timely deliver such a notice with respect to any outstanding Fixed Rate Loan, such Borrower shall be deemed to have elected to convert such Loan to a Floating Rate

Loan on the last day of the then-current Interest Period with respect to such Loan, provided that such Loans owing by any Borrower other than the Company, a Domestic Subsidiary Borrower or a Canadian Borrower shall not be automatically converted but shall be due and payable.

          3.6          Discretion of the Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its portion of the Loans in any manner it sees fit, it being understood, however that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Fixed Rate Loan during each related Interest Period through the purchase of deposits in the relevant interbank market or other market having a maturity corresponding to such related Interest Period and bearing an interest rate equal to the LIBOR Rate or BA Rate, as the case may be, for such Interest Period.

          3.7          Swing Line Loans.

                    (a)          Amount of Swing Line Loans. Any Borrower may request the Agent to make, and the Agent may, in its sole discretion from time to time prior to the Termination Date, make Swing Line Loans in any permitted Agreed Currencies requested by such Borrower from time to time prior to the Termination Date in an aggregate principal amount outstanding at any one time not to exceed the U.S. Dollar Amount of $20,000,000. Notwithstanding the preceding sentence of this Section 3.7(a), the U.S. Dollar Amount of the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitments. Within the limits of this Section 3.7, so long as the Agent, in its sole discretion, elects to make, or arrange for Swing Line Loans, the Borrowers may borrow and reborrow under this Section 3.7.

                    (b)          Borrowing Notice. The Borrower shall deliver to the appropriate Lending Installation of the Agent an irrevocable notice (a "Swing Line Borrowing Notice") not later than, in the case of the Company, 2:00 p.m. (Chicago time) and, in the case of any other Borrower, 10:00 a.m. (Local Time), on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day) and the applicable Borrower and Agreed Currency and maturity requested, and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000 or the approximate U.S. Dollar Amount thereof in any Agreed Currency or such other amount agreed to between the Agent and the applicable Borrower. Each Swing Line Loan shall bear interest at such rate and for such period of time offered by the Swing Line Bank and accepted by the applicable Borrower, and shall mature as agreed to by the Swing Line Bank and the Borrower, not to exceed one month after the date thereof.

                    (c)          Making of Swing Line Loans. If a Swing Line Loan is to be made, the Swing Line Bank shall make available the Swing Line Loan to the relevant Borrower, in Same Day Funds, at such Lending Installation of the Swing Line Bank as determined by the Swing Line Bank.

                    (d)          Repayment of the Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower thereof on demand by the Swing Line Bank or such other date agreed to by the Swing Line Bank not to exceed the date one month after the Borrowing Date for such Swing Line Loan and not later than the Termination Date. The Swing Line Bank may at any time in its sole and absolute discretion require that its Swing Line Loan be refunded by a Revolving Loan from the Banks, and upon written notice thereof by the Swing Line Bank to the Agent, the Banks, the Company and the relevant Borrower, the Company shall be deemed to have requested a Revolving Loan in an amount equal to the U.S. Dollar Amount of such Swing Line Loan and such Revolving Loan shall be made to refund such Swing Line Loan. Any Swing Line Loan outstanding in an Agreed Currency other than U.S. Dollars shall, upon the giving of such notice by the Swing Line Bank, immediately and automatically be converted to and redenominated in U.S. Dollars equal to the U.S. Dollar Amount of each such Swing Line Loan determined as of the date of such conversion. Each Bank shall be absolutely and unconditionally obligated to fund its Pro Rata Share of such Revolving Loan or, if applicable, to purchase a participation interest in the Swing Line Loan and such obligation shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Bank has or may have against the Swing Line Bank, the Agent or any Borrower or anyone else for any reason whatsoever (including without limitation any failure to comply with the requirements of Section 3.3); (B) the occurrence or continuance of an Event of Default or Unmatured Default, (C) the occurrence of any event or condition which could have a Material Adverse Effect; (D) any breach of this Agreement by the Company or any other Borrower or any Bank; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing (including without limitation the Company's failure to satisfy any conditions contained in Article III or any other provision of this Agreement). If, for any reason (including without limitation as a result of the occurrence of an Event of Default with respect to the Company pursuant to Sections 8.1(i)), Revolving Loans may not be made by the Banks as described in Section 3.7(d), then (A) the relevant Borrower agrees that each Swing Line Loan not paid pursuant to Section 3.7(d) shall bear interest, payable on demand by the Swing Line Bank, at the rate per annum equal to the sum of 2% plus the Floating Rate, (B) the Borrowers agree that each Swing Line Loan outstanding in an Agreed Currency other than U.S. Dollars shall be immediately and automatically converted to and redenominated in U.S. Dollars equal to the U.S. Dollar Amount of each such Swing Line Loan determined as of the date of such conversion, and (C) effective on the date each such Revolving Loan would otherwise have been made, each Bank severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Event of Default or Unmatured Default, in lieu of deemed disbursement of loans, to the extent of such Bank's Commitment, purchase a participation interest in the Swing Line Loans by paying its Pro Rata Share thereof. Each Bank will immediately transfer to the Swing Line Bank, in same day funds, the amount of its participation. Each Bank shall share based on its Pro Rata Share in any interest which accrues thereon and in all repayments thereof. If and to the extent that any Bank shall not have so made the amount of such participating interest available to the Swing Line Bank, such Bank and the Company severally agree to pay to the Swing Line Bank forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Swing Line Bank, at (x) in the case of the Company, at the interest rate specified above and (y) in the case of such Bank, the Federal Funds Effective Rate for the first three days and at the interest rate specified above thereafter. Notwithstanding the foregoing, a Bank shall not have any obligation to fund a Revolving Loan made pursuant to this paragraph to refund such a Swing Line Loan or acquire a participation in a Swing Line Loan pursuant to this paragraph if an Event of Default or Unmatured Default shall have occurred and be continuing at the time such Swing Line Loan was made and such Lender shall have notified the Swing Line Lender in writing, at least one Business Day prior to the time such Swing Line Loan was made and stating that such notice is a "Notice of Default - Swing Line Loans", that such Event of Default or Unmatured Default has occurred and that such Bank will not acquire participations in Swing Line Loans made while such Event of Default or Unmatured Default is continuing.

          3.8          Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time during prior to the Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

                    (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Agent

(reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitments.

                    (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Termination Date.

                    (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Banks, the Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Bank's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Bank's Pro Rata Share of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or Unmatured Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                    (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with the terms hereof that such payment be financed with an Floating Rate Loan or Swing Line Loan in an equivalent amount and, to the extent so financed, such Borrower's obligation to make such payment shall be discharged and replaced by the resulting Floating Rate Loan or Swing Line Loan. If a Borrower fails to make such payment when due, the Agent shall notify each Bank of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Bank's Pro Rata Share thereof. Promptly following receipt of such notice, each Bank shall pay to the Agent its Pro Rata Share of the payment then due from a Borrower, in the same manner as provided in Section 3.1(b) with respect to Loans made by such Bank (and Section 3.1(b) shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Banks. Promptly following receipt by the Agent of any payment from a Borrower pursuant to this paragraph, the Agent shall distribute such payment to the Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Banks and the Issuing Bank as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Floating Rate Loans or a Swing Line Loan as contemplated above) shall not constitute a Loan and shall not relieve a Borrower of its obligation to reimburse such LC Disbursement.

                    (f) Obligations Absolute. Each Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower's obligations hereunder. Neither the Agent, the Banks nor the Issuing Bank, nor any of their Lending Installations, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to an applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                    (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Issuing Bank and the Banks with respect to any such LC Disbursement.

                    (h)  Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Floating Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 4.2(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.

                    (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Banks of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                    (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the applicable Borrower(s) receives notice from the Agent or the Required Banks demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Banks, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(i). Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrowers under this Agreement. If no Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three Business Days after all Events of Default have been cured or waived.

          3.9          Lending Installations. Each Bank (including the Swing Line Bank) will book its Loans at the appropriate Lending Installation listed on administrative information sheets provided to the Agent (or as established by the Agent from time to time in the case of JPMCB) in connection herewith or such other Lending Installation designated by such Bank in accordance with the final sentence of this Section 3.9. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Bank for the benefit of any such Lending Installation.

Each Bank may, by written notice to the Agent and the Borrowers, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

          3.10          Tax Documents          . (a) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Agent such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or the Agent (including all such United States Internal Revenue Service Forms) and any additional forms necessary for claiming complete exemption from United States withholding taxes (or any successor or substitute forms), certifying in either case that such Bank is entitled to receive payments under this Agreement and the Loans without deduction or withholding of any United States federal income taxes. Each Bank which so delivers such documentation prescribed by applicable law or reasonably requested by the Company or the Agent (including all such United States Internal Revenue Service Forms) and any additional forms necessary for claiming complete exemption from United States withholding taxes (or any successor or substitute forms) further undertakes to deliver to each of the Company and the Agent two additional copies of such documentation and/or forms (or any successor or substitute forms) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Agent to the extent it may lawfully do so, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Loans without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such documentation or forms with respect to it and such Bank advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                    (b) Each Bank which is neither a resident of the United Kingdom nor a bank carrying on a bona fide banking business in the United Kingdom agrees to furnish, on or before the date such Bank makes a Loan to any Borrower in the United Kingdom, to the Agent and the relevant Borrower evidence satisfactory to the Agent and such Borrower that such Bank has filed with the United Kingdom Inland Revenue a "Claim on Behalf of a United States Domestic Corporation to Relief from United Kingdom Income Tax on Interest and Royalties Arising in the United Kingdom" or other appropriate form or forms of exemption from withholding tax and received from the Inland Revenue authority that payments to such Bank by such Borrower hereunder may be made gross; provided that such Bank's failure to furnish such evidence shall not relieve such Borrower of any of its obligations under this Agreement.

                    (c) Each Bank that is created or organized under the laws of a jurisdiction other than Canada or a Province thereof shall deliver, or have its designated Lending Installation to be used to make Canadian Loans deliver, to the Company and the Agent on the Effective Date (or on the date on which such Bank becomes a Bank hereunder), evidence that the Minister of National Revenue is satisfied that payments made to such Bank hereunder are not subject to Taxes pursuant to Regulation 805(2) of the Income Tax Act ("Evidence of Canadian Tax Exemption"). In addition, from time to time after the Effective Date (or the date on which such Bank becomes a Bank hereunder) upon the reasonable request of the Company or the Agent, each such Bank further agrees to deliver to the Company and the Agent further Evidence of Canadian Tax Exemption, unless any change in treaty, law, regulation or official interpretation thereof prevents such Bank from duly providing same. Notwithstanding anything in this Section 3.10 to the contrary, the Borrowers shall not have any obligation to pay any withholding taxes or to indemnify any Bank for any withholding taxes to the extent that such taxes result from the failure of such Bank to comply with its obligations under this paragraph.

                    (d) Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to any other payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

                    (e) If any governmental authority of any jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including attorney costs). The obligations of the Banks under this subsection shall survive the payment of all Loans.

ARTICLE IV.  PAYMENTS AND PREPAYMENTS OF LOANS

          4.1          Principal Payments. Unless earlier payment is required under this Agreement, each Borrower shall pay to the Banks on the Termination Date the outstanding principal amount of the Advances owing by such Borrower.

          4.2          Interest Payments. Each Borrower shall pay interest to the Banks on the unpaid principal amount of each Loan owing by such Borrower, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

                    (a)          During such periods that such Loan is a Floating Rate Loan, the Floating Rate.

                    (b)          During such periods that such Loan is a LIBOR Rate Loan, the LIBOR Rate applicable to such Loan for each related Interest Period.

                    (c)          During such periods that such Loan is a BA Rate Loan, the BA Rate applicable to such Loan for each related Interest Period.

                    (d)          In the case of Swing Line Loans, at the rate determined in Section 3.7.

                    (e)          Notwithstanding any of the foregoing paragraphs, each Borrower hereby agrees to pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan owing by such Borrower and any other amount payable by such Borrowers hereunder (other than interest) commencing upon the occurrence and continuing thereafter during the continuance of any Event of Default.

          4.3          Optional Prepayment. The Borrowers may at any time and from time to time prepay all or a portion of the Loans without premium or penalty, provided that the Borrowers may not prepay any portion of any such Loan as to which an election for a continuation of or a conversion to any Fixed Rate Loan is pending pursuant to Section 3.5 or Section 3.7(d) and, provided, further, that any prepayment of any Fixed Rate Loan prior to the last day of the then-current Interest Period with respect to such Loan shall be accompanied by any amount, if any, owing under Section 5.5. and the Borrower shall provide the Agent written notice on or before 10:00 a.m. London time on the date three Business Days' prior to date of any such prepayment.

          4.4          Mandatory Prepayment. In addition to all other payments and prepayments made by the Borrowers on the Loans, if at any time the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitments, the Borrowers shall prepay the Loans in an amount equal to or greater than such excess.

          4.5          Payment Method. Notwithstanding anything herein to the contrary, all payments to be made by the Borrowers hereunder will be made in the applicable Agreed Currencies and in Same Day Funds to the Agent for the account of the Banks at the applicable Agent Payment Office not later than 11:00 a.m. Local Time at the applicable Agent Payment Office for such payment on the date on which such payment shall become due. Payments received after such Local Time shall be deemed to be payments made prior to such local time on the next succeeding Business Day. At the time of making each such payment, the Borrowers shall specify to the Agent that obligation of the Borrowers hereunder to which such payment is to be applied or, in the event that the Borrowers fail to so specify or if an Event of Default shall have occurred and be continuing, the Agent may apply such payments as it may determine in its sole discretion. On the day such payments are deemed received, the Agent shall remit to the Banks their Pro Rata Shares of such payments, in Same Day Funds.

          4.6          No Setoff or Deduction. All payments of principal of and interest on the Loans and other amounts payable by the Borrowers hereunder shall be made by the Borrowers without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority (collectively, "Taxes").

          (b)          Subject to Section 3.10, if the Agent or any Bank shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to the Agent or any Bank:

                    (i)          the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                    (ii)          such Borrower shall make such deductions and withholdings;

                    (iii)          such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                    (iv)          such Borrower shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield such Bank would have received if such Taxes had not been imposed.

          (c)          subject to Section 3.10, each Borrower agrees to indemnify and hold harmless each Bank and the Agent for the full amount of Taxes in the amount that the respective Bank or the Agent specifies as necessary to preserve the after-tax yield such Bank or the Agent would have received if such Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 5 days after the date the applicable Bank or the Agent makes written demand therefor.

          (d)          Within 5 days after the day of any payment by any Borrower of Taxes, such Borrower shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

          4.7          Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan outstanding hereunder or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period, except that (i) interest on Advances denominated in British Pounds Sterling shall be computed on the basis of a year of 365 days, and (ii) interest on Advances denominated in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days or, if required by applicable law or customary, 366 days in a leap year, shall be computed on such basis. For the purposes of the Interest Act (Canada) hereunder (i) whenever interest payable pursuant to this Agreement is calculated with respect to any monetary obligation relating to Loans to Canadian Borrowers on the basis of a period other than a calendar year (the "Calculation Period"), each rate of interest determined pursuant to such calculation expressed as an annual rate is equivalent to such rate as so determined, multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Calculation Period; (ii) the principle of deemed reinvestment of interest with respect to any monetary obligation relating to Loans in Canadian Dollars shall not apply to any interest calculation under this agreement, and (iii) the rates of interest with respect to any monetary obligation relating to Loans to Canadian Borrowers stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

ARTICLE V. YIELD PROTECTION AND CONTINGENCIES

          5.1          Additional Costs. In the event that the adoption after the Effective Date of any applicable law, treaty, rule or regulation (whether domestic or foreign), or any interpretation or administration after the Effective Date of any applicable law, treaty, rule or regulation (whether domestic or foreign) by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive of any such authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to any Bank of any amounts payable by the Borrowers under this Agreement (other than federal or state income taxes or taxes imposed on the overall net income of the Bank or the Michigan Single Business Tax), or (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank, or (c) shall impose any penalty or other condition with respect to this Agreement, the Notes or the Loans, and the result of any of the foregoing is to increase the cost to any Bank of making or maintaining any Fixed Rate Loan or to reduce the amount of any sum receivable by such Bank thereon, then, provided the Bank has complied with the notice provisions of this Section 5.1, the Borrowers shall pay to such Bank, from time to time upon request by such Bank, additional amounts sufficient to compensate the Bank for such increased cost to or reduced sum receivable by the Bank to the extent such Bank is not expressly compensated therefor in the computation of the interest rate applicable to such Loan. Any Bank seeking reimbursement shall give the Borrowers written notice, in reasonable detail, of the law, treaty, rule or regulation, or any interpretation or administration thereof, which may give rise to the increased cost or reduced sum receivable to the Bank and the reimbursement obligation of the Borrowers. Such notice, together with a detailed statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith, shall be given to the Borrowers within 90 days after such Bank has actual notice of such law, treaty, rule or regulation, or any applicable interpretation or administration thereof, and the Borrowers shall make payment to such Bank of the amount due within 15 days after receipt by the Borrowers of such notice and statement.

          5.2          Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Fixed Rate Loan pursuant to Section 3.1, or a request for a continuation of a Fixed Rate Loan as a Fixed Rate Loan of the then existing Type pursuant to Section 3.5, or conversion of a Loan to a Fixed Rate Loan pursuant to Section 3.5 or Section 3.7(d), (a) in the case of any Fixed Rate Loan, deposits in the relevant Agreed Currency for periods comparable to the Interest Period elected by the Borrowers are not available to any Bank in the relevant inter-bank or secondary market, or (b) the LIBOR Rate will not adequately and fairly reflect the cost to any Bank of making or maintaining the related Fixed Rate Loan, as the case may be, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for any Bank (i) to make the relevant Fixed Rate Loan or (ii) to continue such Fixed Rate Loan as a Fixed Rate Loan of the then existing Type or (iii) to convert a Loan to such a Fixed Rate Loan, then the Borrowers shall not be entitled, so long as such circumstances continue, to request a Fixed Rate Loan of the affected Type pursuant to Section 3.1 or a continuation of or conversion to a Fixed Rate Loan of the affected Type pursuant to Section 3.5 or Section 3.7(d). In the event that such circumstances no longer exist, the Banks shall again consider requests for Fixed Rate Loans of the affected Type pursuant to Section 3.1, and requests for continuations of and conversions to Fixed Rate Loans of the affected Type pursuant to Section 3.5 and Section 3.7(d).

          5.3          Illegality and Impossibility. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, treaty, rule or regulation or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank (or its applicable Lending Installation) with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for any Bank to maintain any Fixed Rate Loan under this Agreement, the Borrowers shall upon receipt of notice thereof from such Bank, repay in full to all of the Banks the then outstanding principal amount of each Fixed Rate Loan so affected together with all accrued interest thereon to the date of payment and all amounts due to the Banks, if any, under Section 5.5, (a) on the last day of the then-current Interest Period applicable to such Loan if the Bank may lawfully continue to maintain such Loan to such day, or (b) immediately if the Bank may not continue to maintain such Loan to such day.

          5.4          Additional Contingencies. If by reason of the adoption after the Effective Date of any applicable law, treaty, rule or regulation, or any interpretation or administration after the Effective Date of any applicable law, treaty, rule or regulation by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive of such authority (whether or not having the force of law), the ability of the Agent to establish the Prime Rate shall be limited or restricted (other than by limitations or restrictions affecting the charging of interest generally), the Agent shall promptly provide notice thereof to the Borrowers and the Banks. Thereafter, the Company, the Agent and the Banks shall negotiate with a view to agreeing to a mutually acceptable alternative basis to make and maintain Floating Rate Loans. If an alternative basis is agreed upon within 30 days after the date of such notice, it shall apply in accordance with the terms of such agreement. If such alternative basis is not agreed upon within such 30-day period, the Borrowers shall on the 31st day after such notice is given repay in full the then-outstanding principal amount of each Floating Rate Loan so affected together with accrued interest thereon (computed at the rate applicable to such Floating Rate Loans immediately preceding the imposition of such limitations or restrictions for the period after such imposition) and, during the continuance of such circumstances, the Borrowers shall not be entitled to request Floating Rate Loans so affected pursuant to Section 3.1 or continuations of or conversions to Floating Rate Loans so affected pursuant to Section 3.5.

          5.5          Indemnification. If any Borrower makes any payment of principal with respect to any Fixed Rate Loan on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Section 4.4, Section 5.3, Section 8.2 or otherwise), or if any Borrower fails to borrow any Fixed Rate Loan after notice has been given in accordance with Section 3.1 (except if such failure is due to circumstances described in Section 5.2), or fails to make any payment of principal or interest in respect of a Fixed Rate Loan when due, such Borrower shall reimburse each Bank on demand for any resulting loss or expense incurred by each such Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, provided that (a) such Borrowers shall not be required to reimburse any Bank under this Section 5.5 for any such loss or expense not attributable to the relevant Loan (i.e., the Loan with respect to which such nonconforming payment is made, or the Loan that is not borrowed by the Borrower after such notice is given, or the Loan with respect to which such due payment is not made) being a Fixed Rate Loan, and (b) the Borrowers shall have no liability under this Section 5.5 with respect to any prepayment pursuant to Section 5.3 that is required due to the application of any law, treaty, rule or regulation, any interpretation or administration thereof, or any request or directive, as the case may be, in effect prior to the Effective Date. A detailed statement as to the amount of such loss or expense, prepared in good faith and submitted by such Bank to such Borrower, shall be prima facie evidence of the amount thereof.

          5.6          Capital Adequacy. In the event that the adoption after the Effective Date of any applicable law, treaty, rule or regulation (whether domestic or foreign), or any interpretation or administration after the Effective Date of any applicable law, treaty, rule or regulation by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or any corporation controlling such Bank with any request or directive of any such authority (whether or not having force of law) regarding capital adequacy or a change therein, or compliance by any Bank, any such controlling corporation or any of their branches with any request or directive regarding capital adequacy of any such authority, has or would have the effect of reducing the rate of return on such Bank's or such controlling corporation's capital as a consequence of its obligations hereunder to a level below that which such Bank or such controlling corporation would have achieved but for any of the foregoing by an amount deemed by such Bank to be material, the Borrowers shall pay to such Bank, from time to time upon request by such Bank, additional amounts sufficient to compensate such Bank or such controlling corporation for such reduction, provided that the Borrowers shall not be required to pay such compensation to any Bank or corporation controlling such Bank, as the case may be, to the extent such reduction is attributable to any such law, treaty, rule or regulation, or interpretation or administration thereof, or request or directive, as the case may be, that is not generally applicable to (a) in the case of each Bank that is a national bank, all national banks, or (b) in the case of any of the Banks, all banks organized under the same authority as such Bank (i.e., if such Bank is a State of Michigan chartered bank, all State of Michigan chartered banks and if such Bank is a federal savings bank, all federal savings banks, etc.) in any of the states in which such Bank has an office. Any Bank seeking reimbursement shall give the Borrowers written notice, and reasonable detail, of the law, treaty, rule or regulation, or any interpretation or administration thereof, which may give rise to the increased cost or reduced sum receivable to the Bank or such controlling corporation and the reimbursement obligation of the Borrowers. Such notice, together with a detailed statement as to the amount of such increased cost or reduce some receivable, prepared in good faith, shall be given to the Borrowers within ninety (90) days after such Bank has actual notice of such law, treaty, rule or regulation, or any applicable interpretation or administration thereof, and the Borrowers shall make payment to such Bank of the amount due within fifteen (15) days after receipt by the Borrowers of such notice and statement.

          5.7           Currency Controls. If, after the designation by the Banks of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Agent, no longer readily available or freely traded or (z) in the determination of the Agent, a U.S. Dollar Amount Equivalent such currency is not readily calculable, the Agent shall promptly notify the Banks and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Banks agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Agent, the affected Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in U.S. Dollars or another Agreed Currency, subject to the other terms set forth in this Agreement.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

          The Borrowers represent and warrant that:

          6.1          Corporate Existence and Power. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business in each additional jurisdiction in which (a) such qualification is necessary under applicable law and (b) the failure to be so qualified would have a material adverse effect on the properties, business, prospects, profits or condition (financial or otherwise) of such Borrower or of the Company and its Subsidiaries taken as a whole. Each Borrower has all requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and any Notes and to engage in the transactions contemplated by this Agreement.

          6.2          Corporate Authority. The execution, delivery and performance by each Borrower of this Agreement and the Notes are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of (a) any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, (b) the terms of such Borrower's charter or by-laws, or (c) any contract or undertaking to which the Company is a party or by which such Borrower or its property may be bound or affected, except, in the case of this subpart (c), to the extent such contravention could not reasonably be expected to have a Material Adverse Effect.

          6.3          Binding Effect. This Agreement is, and any Notes when delivered hereunder will be, legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

          6.4          Subsidiaries. Schedule 6.4 hereto correctly sets forth the corporate name, jurisdiction of incorporation and ownership percentage with respect to each Subsidiary of the Company. Each such Subsidiary and each corporation becoming a Subsidiary of the Company after the date hereof is and will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is and will be duly qualified to do business in each additional jurisdiction in which (a) such qualification is necessary under applicable law and (b) the failure to be so qualified would have a Material Adverse Effect. Each Subsidiary of the Company has and will have all requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of Capital Stock of each class of each Subsidiary of the Company have been and will be validly issued and are fully paid and nonassessable and, except as otherwise indicated in Schedule 6.4 hereto or disclosed in writing to the Banks from time to time, are and will be owned, beneficially and of record, by the Company or another Subsidiary of the Company free and clear of any liens, charges, encumbrances or rights of others whatsoever.

          6.5          Litigation. Except as disclosed on Schedule 6.5 hereto, there is no action, suit or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries before or by any court, governmental authority, or arbitrator, which if adversely decided might result, either individually or collectively, in any material adverse change in the business, properties, operations or conditions, financial or otherwise, of the Company or of the Company and its Subsidiaries taken as a whole, and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

          6.6          Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries and the consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries for the fiscal year ended January 1, 2005, and audited by Ernst & Young, LLP, independent certified public accountants, and the interim consolidated balance sheet and interim consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries, as of or for the quarter ended on March 26, 2005, copies of which have been furnished to the Banks, fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and the consolidated results of operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with Generally Accepted Accounting Principles consistently applied (subject, in the case of said interim statements, to year-end audit adjustments). There has been no material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or of the Company and its Subsidiaries taken as a whole, since January 1, 2005.

          6.7          Use of Advances. The proceeds of the Advances will be used for working capital and general corporate purposes. No part of the proceeds of any Advance will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System (or any successor agency thereto), including Regulations T, U and X.

          6.8          Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental Person or entity, including without limitation any creditor or stockholder of the Company or any of its Subsidiaries, is required on the part of any Borrower in connection with the execution, delivery and performance of this Agreement or the Notes or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement or the Notes.

          6.9          Taxes. The Company and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof, except to the extent such failure could not reasonably be expected to result in a Material Adverse Effect.

          6.10          Title to Properties. Except as set forth in the financial statements described in Section 6.6 or as otherwise disclosed in the financial statements delivered pursuant to Section 7.1(d), the Company and its Subsidiaries have good and marketable title to, and valid indefeasible ownership interests in, all of their respective material properties and assets free and clear of any lien, charge, security interest or other encumbrance of any kind, except such as are permitted by Section 7.2(c).

          6.11          1998 Note Agreements. There is no "Event of Default" under and as defined in the 1998 Note Agreements, as amended or modified from time to time, or under any agreement, document or instrument issued in exchange or substitution therefor or as a supplement thereto, nor is there any event or condition which would, unless sooner cured, become such an "Event of Default" with notice or lapse of time, or both.

          6.12          Environmental and Safety Matters. Except as described on Schedule 6.12 attached hereto and subject to the last sentence of this Section 6.12, (a) the Company and each Subsidiary is in substantial compliance with all federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to the environmental condition, including without limitation all Environmental Laws in jurisdictions in which the Company or any Subsidiary owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts or has accepted for transport any hazardous substances, solid wastes or other wastes or holds or has held any interest in real property or otherwise; (b) no material demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or entity or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or threatened against the Company or any of its Subsidiaries, any real property in which the Company or any such Subsidiary holds or has held an interest or any past or present operation of the Company or any Subsidiary; (c) neither the Company nor any of its Subsidiaries (i) is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (ii) has received any notice of any toxic substances, radioactive materials, hazardous waste or related materials in, or upon any of its properties in violation of any Environmental Laws, or (iii) knows of any basis for any such investigation, notice or violation; and (d) no material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring or has occurred on, under or to any real property in which the Company or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law. Notwithstanding the foregoing, the Company will not be in default or breach of this Section unless and until any of the events or matters referenced in this Section is reasonably expected to result in any material adverse change in the business, operations, properties, or condition, financial or otherwise, of the Company and its Subsidiaries, on a consolidated basis.

          6.13          Indebtedness. All Indebtedness of the Company and its Subsidiaries as of the Effective Date in a principal amount equal to or greater than $2,000,000, other than the 1998 Note Agreements, is listed on Schedule 6.13 hereto.

ARTICLE VII.  COVENANTS

          7.1          Affirmative Covenants. The Company covenants and agrees that, until the Termination Date and thereafter until the payment in full of the principal of and accrued interest on the Advances, the expiration and termination of all Letter of Credit and the payment of all LC Disbursements and the payment and performance of all other obligations of the Borrowers under all Loan Documents, unless the Required Banks shall otherwise consent in writing, it shall, and except as to subsection (d), shall cause each of its Subsidiaries to:

                    (a)          Preservation of Corporate Existence, Etc. Except as otherwise permitted under Section 7.2(e), preserve and maintain its corporate existence and qualify and remain qualified as a validly existing corporation in good standing in each jurisdiction where the failure to so maintain its corporate existence, qualify and be in good standing would have a material adverse effect on the business, property, operations or condition, financial or otherwise, of the Company or of the Company and its Subsidiaries taken as a whole.

                    (b)          Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority (compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property), noncompliance with which could materially and adversely affect the financial condition or operations of the Company or of the Company and its Subsidiaries taken as a whole, or the legality, validity or enforceability of this Agreement or the Notes, except to the extent that compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Subsidiary.

                    (c)          Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated.

                    (d)          Reporting Requirements. Furnish to the Banks the following:

                    (i)          Immediately after becoming aware of the occurrence of any Event of Default or Unmatured Default, a statement of the chief financial officer of the Company setting forth details of such Event of Default or Unmatured Default and the action which the Company has taken and proposes to take with respect thereto;

                    (ii)          As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, retained earnings and changes in financial position for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end and audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally acceptable accounting principles, together with a certificate of the chief financial officer of the Company stating (x) that no Event of Default or Unmatured Default has occurred and is continuing or, if an Event of Default or Unmatured Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto, and (y) that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing whether compliance with Sections 7.2(a), (b) and (g) is in conformity with the terms of this Agreement;

                    (iii)          As soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries for such fiscal year, with a customary audit report of Ernst & Young or other independent certified public accountants selected by the Company and acceptable to the Agent, without qualifications unacceptable to either the Agent or the Required Banks, together with a certificate of such accountants stating (x) that they have reviewed this Agreement and stating further whether, in the course of their review of such financial statements, they have become aware of any Event of Default or Unmatured Default and, if such an Event of Default or Unmatured Default then exists and is continuing, a statement setting forth the nature and status thereof, and (y) that a computation by the Company (which computation shall accompany such certificate and shall be in reasonable detail) showing whether compliance with Sections 7.2(a), (b) and (g)), is in conformity with the terms of this Agreement;

                    (iv)          Promptly, written notice of any extension, renewal, supplement,

amendment, modification, substitution, restatement or replacement of, to or for the 1998 Note Agreements, together with a copy of such extension, renewal, supplement, amendment, modification, substitution, restatement or replacement, as the case may be, and all documents issued in connection therewith;

                    (v)          During such times that a Subsidiary Indebtedness Increase Election is effective, together with the financial statements provided under Section 7.1(d)(ii) and (iii), the Company shall provide separate financial statements excluding all Unrestricted Subsidiaries (as described in Section 10.15) and in form and detail satisfactory to the Agent; and

                    (vi)          Promptly, such other information regarding the business, properties or the condition or operations, financial or otherwise, of the Company or any of it Subsidiaries as any Bank may from time to time reasonably request.

                    (e)          Access to Records, Books, Etc. At any reasonable time and from time to time, permit any Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers and employees.

                    (f)           Additional Covenants. If at any time the Company or any of its Subsidiaries shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any provisions applicable to any of its Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $15,000,000, which includes covenants or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Company shall promptly so advise the Agent and the Banks. Thereupon, if the Agent or the Required Banks shall request, upon notice to the Company, the Agent and the Banks shall enter into an amendment to this Agreement or an additional agreement (as the Agent may request), providing for substantially the same covenants and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Agent. Any covenants, terms, conditions or defaults in the 1998 Note Agreements (other than the financial covenants in Sections 10.1 and 10.2 thereof) not substantially provided for in this Agreement, or more favorable to the holders of the Indebtedness under the 1998 Note Agreements are hereby incorporated by reference into this Agreement to the same extent as if set forth fully herein, and no subsequent amendment, waiver or modification thereof shall affect any such covenants, terms, conditions or defaults as incorporated herein.

          7.2          Negative Covenants. Until the Termination Date and thereafter until the payment in full of the principal of and accrued interest on the Advances, the expiration and termination of all Letter of Credit and the payment of all LC Disbursements and the payment and performance of all other obligations of the Borrowers under all Loan Documents, the Company agrees that, unless the Required Banks shall otherwise consent in writing, it shall not itself and shall not permit any Subsidiary to:

                    (a)          Consolidated Total Debt to Total Capitalization Ratio. Permit or suffer the Consolidated Total Debt to Total Capitalization Ratio to be greater than 0.50 to 1.0 at any time.

                    (b)          Consolidated Fixed Charge Coverage Ratio. Permit or suffer, as of the end of any fiscal quarter of the Company, the Consolidated Fixed Charge Coverage Ratio to be less than 2.0 to 1.0.

                    (c)          Liens. Create, incur or suffer to exist, any lien (including without limitation any pledge, mortgage, title retaining contract or other type of security interest, hereinafter "Liens") to exist on any of its property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, except for the following:

                    (i)          Liens for taxes which are not yet due and payable or the payment of which is not at the time required by Section 7.1(b);

                    (ii)          any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay, provided that the Company and its Subsidiaries may incur and permit to exist attachment and judgment Liens not otherwise permitted by this subparagraph (ii) if the judgments secured thereby shall not at any time exceed, in the aggregate, $5,000,000, and provided, further, that no attachment or judgment Lien permitted by this subparagraph shall secure a judgment in excess of $10,000,000 for a period in excess of 60 days after the entry thereof;

                    (iii)          leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

                    (iv)          other Liens incidental to the normal conduct of the business of the Company or any Subsidiary or the ownership of their respective properties which are not incurred in connection with the incurrence or maintenance of Indebtedness and which do not in the aggregate materially impair the use of any property subject thereto in the operation of the business of the Company or any Subsidiary, or materially detract from the value of such property;

                    (v)          Liens existing on the Effective Date on the property and securing the Indebtedness described on Schedule 7.2(c);

                    (vi)          Liens, whether pursuant to purchase money loans or Capitalized Leases, and including those listed on Schedule 7.2(c), either (A) placed upon fixed assets used in the ordinary course of business of the Company or any Subsidiary at the time of (or within 20 days after) the acquisition thereof by the Company or any such Subsidiary to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, provided that the Lien encumbering the fixed assets so acquired does not encumber any other assets of the Company or any such Subsidiary; or (B) existing on property or other assets at the time acquired by the Company or any Subsidiary or on assets of a person at the time such Person first becomes a Subsidiary of the Company, provided that (w) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or person by the Company or any of its Subsidiaries, (x) in the case of any such acquisition of a Person, any such lien attaches only to the assets of such Person, (y) in the case of any such acquisition of assets by the Company or any Subsidiary, any such Lien attaches only to the property and assets so acquired and not to any other assets of the Company or any Subsidiary, and (z) the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of the assets to which such lien attaches, determined at the time of the acquisition of such property or assets or the time at which such Person becomes a Subsidiary of the Company (except in the circumstances described in this clause (B) above to the extent such Liens constituted customary purchase money liens at the time of incurrence and were entered into in the ordinary course of business).

                    (vii)          any Lien renewing, extending or refunding any Lien permitted by subparagraph (v) or (vi) of this Section, provided that (x) the principal amount of Debt secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (y) such Lien is not extended to any other property, and (z) immediately after such extension, removal or refunding no Event of Default or Unmatured Default would exist;

                    (viii)          Liens on property of any Subsidiary of the Company securing Indebtedness owing to the Company or to any of its wholly-owned Subsidiaries;

                    (ix)          Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction; and

                    (x)          other Liens not otherwise permitted by subparagraphs (i) through (ix) of this section securing Indebtedness of the Company or any Subsidiary, provided that the aggregate amount of such Indebtedness secured by Liens permitted by this subparagraph (x) shall not at any time exceed 10% of Consolidated Net Worth as of the end of the then most recently ended fiscal quarter of the Company plus, during such times that a Subsidiary Indebtedness Increase Election is effective and has not been rescinded, additional Liens on the assets of Unrestricted Subsidiaries securing the additional Indebtedness of such Unrestricted Subsidiaries permitted as a result of the effectiveness of a Subsidiary Indebtedness Increase Election.

                    (d)          Sale of Assets. Lease, sell or otherwise dispose of any of its assets to any other Person nor sell, pledge or otherwise dispose of any shares of the Capital Stock of a Subsidiary or any Indebtedness of any Subsidiary, nor will any Subsidiary issue, sell, pledge or otherwise dispose of any shares of its own Capital Stock, except:

                    (i)          Sales of inventory in the ordinary course of business and sales of inventory in connection with the termination of a license for such inventory as required by such license agreement and in the ordinary course of business;

                    (ii)          Sales or other dispositions in the ordinary course of business of other fixed assets for the purpose of replacing such fixed assets, provided that any such fixed asset is replaced within one year of such sale or other disposition with other fixed assets which have a fair market value not materially less than the fixed assets sold or otherwise disposed of and provided that the aggregate amount sold or otherwise disposed under this Section 7.2(d)(ii) does not exceed a Substantial Portion;

                    (iii)          Any transfer of an interest in accounts or notes receivable and related assets as part of a Qualified Receivables Transaction; and

                    (iv)          Other leases, sales or other dispositions of its assets that, together with all other assets of the Company and its Subsidiaries previously leased, sold or disposed or (other than as provided in clauses (i) through (iii) above) do not constitute a Substantial Portion of the assets of the Company and its Subsidiaries.

Notwithstanding anything in this Section 7.2(d) to the contrary, no such lease, sale or other disposition of assets may be made (other than pursuant to clause (i) above) if any Event of Default has occurred and is continuing and all leases, sales and other dispositions of assets at any time shall be for not less than the fair market value of such assets as determined in good faith by the Company.

                    (e)          Merger; Acquisition; Etc. Make any Acquisition nor merge or consolidate with any other Person; provided, however, that (i) the Company and its Subsidiaries may make Acquisitions provided that: (x) before and after giving pro forma effect thereto (as of the end of the most recently ended fiscal quarter of the Company), no Event of Default or Unmatured Default exists or would be caused thereby on a pro forma basis acceptable to the Agent, (y) if such Acquisition involves the acquisition of Capital Stock, the consummation of such Acquisition has been recommended by the Board of Directors and management of the target of such Acquisition, and (z) if the aggregate amount of consideration paid or payable by the Company and its Subsidiaries for such Acquisition or series of related Acquisitions exceeds $15,000,000, prior to the closing of any such Acquisition, the Company shall provide such pro forma financial statements and certificates and copies of such documents being executed or delivered in connection with such Acquisition as may be requested by the Agent; (ii) any Subsidiary may be dissolved or merged out of existence so long as any assets of such Subsidiary are transferred to the Company or any other Subsidiary, provided that in any dissolution or merger of a Domestic Subsidiary the resulting owner of its assets is the Company or another Domestic Subsidiary; and (iii) any Subsidiary may merge or consolidate with or into the Company or any wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation.

                    (f)          Nature of Business. Engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the Effective Date.

                    (g)          Investments. Make or suffer to exist, or permit any Subsidiary to make or suffer to exist, any Investment (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, except:

                    (i)    Cash Equivalent Investments;

                    (ii)    Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 7.2(g);

                    (iii)    Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction or otherwise resulting from transfers of assets permitted by Section 7.2(d)(iii) to such a special-purpose entity;

                    (iv)    Investments in wholly-owned Domestic Subsidiaries; and

                    (v)    Other Investments in an aggregate amount at any time outstanding (valued at the time of the making of each such Investment, without giving effect to any write-downs or write-offs thereof and, with respect to any such Investment, net of any returns of capital actually received in cash on such Investment) not to exceed 10% of Consolidated Total Assets at such time.

                    (h)          Subsidiary Indebtedness. Permit any Subsidiary to create, incur, assume, guaranty or in any manner become liable in respect of, or suffer to exist, at any time any Indebtedness, except:

                    (i)    The Advances;

                    (ii)    Indebtedness existing on the Effective Date and described on Schedule 7.2(h), without any increase in the amount thereof, as reduced from time to time; and

                    (iii)    Other Indebtedness not exceeding 10% of Consolidated Net Worth at any time outstanding, or, during such times that a Subsidiary Indebtedness Increase Election is effective and has not been rescinded, 20% of Consolidated Net Worth at any time outstanding, provided that the aggregate amount of the Indebtedness of the Company's Subsidiaries (other than Unrestricted Subsidiaries) permitted by this Section 7.2(iii) shall continue to be equal to or less than 10% of Consolidated Net Worth at any time outstanding.

                    (i)          1998 Note Agreements. Make any amendment or modification to the 1998 Note Agreements or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness under the 1998 Note Agreements if any Event of Default or Unmatured Default exists or would be caused thereby.

                    (j)          Swap Agreements. Enter into any Swap Agreement, except (i) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

                    (k)          Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (B) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.2(k) (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

                    (l)          Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (ii) transactions between or among the Company and its wholly-owned Subsidiaries not involving any other Affiliate and (iii) transactions between the Company or any Subsidiary, on the one hand, and any Subsidiary or other special-purpose entity created to engage solely in a Qualified Receivables Transaction.

ARTICLE VIII.  DEFAULT

          8.1          Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived pursuant to Section 10.1:

                    (a)          Any Borrower shall (i) fail to pay when due any principal of the Advances, or (ii) fail to pay within five days after the date when due any interest on the Loans or any commitment or facility fees or any other amount payable hereunder; or

                    (b)          Any representation or warranty made by a Borrower in Article VI hereof or in any other document or certificate furnished by or on behalf of the such Borrower in connection with this Agreement or by the Guarantor in the Guaranty, shall prove to have been incorrect in any material respect when made; or

                    (c)          The Company shall fail to perform or observe any term, covenant or agreement contained in Section 7.2 other than subsection (c); or

                    (d)          The Company shall fail to perform or observe any term, covenant or agreement contained in subsection (c) of Section 7.2 and, if such failure relates to a nonconsensual Lien, either (i) such failure shall remain unremedied for 30 calendar days after the earlier of (1) the day on which the President, the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Company first obtains knowledge of such failure or (2) the day on which notice of such failure is given to the Borrowers by the Agent or any Bank (the "Commencement Date") or (ii) the Company or its Subsidiary, as the case may be, shall fail, before the expiration of 15 calendar days after the Commencement Date, to begin, and at all times thereafter to continue, to contest such nonconsensual Lien in good faith by appropriate legal proceedings; or

                    (e)          The Borrowers shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or the Guaranty (other than such failures addressed in Sections 8.1(c) and (d) above), and any such failure shall remain unremedied for 30 calendar days after notice thereof shall have been given to the Company by the Agent or any Bank; or

                    (f)          (i) Any Indebtedness of the Company or any of its Subsidiaries aggregating more than $15,000,000 (other than Indebtedness hereunder) becomes or is declared to be due and payable prior to the stated maturity thereof as a result of any default or event of default occurring with respect thereto, or (ii) any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any Indebtedness of the Company or any of its Subsidiaries aggregating more than $15,000,000 is not paid when due or within the period of grace, if any, provided with respect thereto, or (iii) the Company or any of its Subsidiaries fails to perform or observe any other covenant or agreement contained in any document(s) evidencing or securing any Indebtedness aggregating more than $15,000,000, or in any agreement(s) or instrument(s) under which any such Indebtedness was issued or created, and such nonperformance or nonconformity continues beyond the period of grace, if any, provided with respect thereto, if the effect of such failure is to cause, or permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, or permit any party to such document to cause, any payment in respect of such Indebtedness aggregating more than $15,000,000 to become due prior to their respective due dates, including without limitation the occurrence of any event of default of the Company or any of its Subsidiaries under any of the 1998 Note Agreements; or

                    (g)          One or more judgments or orders for the payment of money which, together with other such judgments or orders which are not otherwise covered by insurance or reserves, exceed the aggregate amount of $15,000,000, shall be rendered against the Company or any of its Subsidiaries and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment(s) or order(s) in such aggregate amount and for a period of 20 consecutive days after commencement of such proceedings (A) such judgment(s) or order(s) in such aggregate amount shall have remained unsatisfied and (B) such proceedings shall have remained unstayed, or (ii) for a period of 20 consecutive days, such judgment(s) or order(s) in such aggregate amount shall have remained unsatisfied and a stay of enforcement thereof, by reason of pending appeal or otherwise, shall not have been in effect, or (iii) the total of such judgment(s) or order(s) with respect to which at least one of the foregoing clauses (i) and (ii) applies shall equal or exceed $15,000,000; or

                    (h)          The occurrence of any "reportable event," as defined in ERISA, which is finally determined after all applicable appeal periods have expired to constitute grounds (i) for termination by the PBGC of any Plan maintained by or on behalf of the Company or any trade or business (whether or not incorporated) which together with the Company would be treated as a single employer under Section 4001 of ERISA or (ii) for the appointment by the appropriate United States District Court of a trustee to administer such Plan and such reportable event is not corrected and such determination is not revoked within 30 days after notice thereof has been given to the administrator of such Plan or to the Company or such trade or business, as the case may be; or the institution of proceedings by the PBGC to terminate any such Plan or to appoint a trustee to administer such Plan and the failure of the Company to (i) appropriately, diligently and in good faith successfully contest such proceedings within the applicable required period therefor or (ii) to establish adequate financial reserves on its books and records with respect thereto; or the appointment of a trustee by the appropriate United States District Court to administer any such Plan; or

                    (i)          The Company or any of its Material Subsidiaries shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company or any of its Material Subsidiaries, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, if such proceeding is instituted against the Company or such Material Subsidiary and is being contested by the Company or such Material Subsidiary, as the case may be, in good faith by appropriate proceedings, such proceedings shall remain undismissed or unstayed for a period of 60 days; or the Company or such Material Subsidiary shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

                    (j)          The occurrence of any Change of Control.

          8.2          Remedies.

                    (a)          Upon the occurrence and during the continuance of any Event of Default, the Agent shall, upon being directed to do so by the Required Banks, by notice to the Company terminate the Commitments or declare the outstanding principal of, and accrued interest on, the Notes and all other amounts due under this Agreement to be immediately due and payable, or both, whereupon the Commitments shall terminate forthwith or all such amounts shall become immediately due and payable, or both, as the case may be, provided that in the case of any event or condition described in Section 8.1(i) with respect to any Borrower, the Commitments shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in each case without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

                    (b)          Upon the occurrence and during the continuance of any Event of Default, the Agent may, and upon being directed to do so by the Required Banks shall, in addition to the remedies provided in Section 8.2(a), enforce its rights and those of the Banks either by suit in equity, or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained any Loan Document or in aid of the exercise of any power granted in the Loan Documents, and may enforce the payment of the Loan Documents and any of its other rights available to the Agent or the Banks at law or in equity.

                    (c)          Upon the occurrence and during the continuance of any Event of Default hereunder and, except for the occurrence of any Event or Default set forth in Section 8.1(i), a declaration of acceleration pursuant to Section 8.2(a), each Bank may at any time and from time to time, without notice to the Borrowers (any requirement for such notice being expressly waived by the Borrowers) set off and apply against any and all of the obligations of the Borrowers to the Banks and the Agent now or hereafter existing under this Agreement any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Borrower and any property of any Borrower from time to time in possession of such Bank, irrespective of whether the Banks shall have made any demand hereunder and although such obligations may be contingent and unmatured. The rights of the Banks under this Section 8.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have.

ARTICLE IX. THE AGENT AND THE BANKS

          9.1          Appointment of Agent. JPMCB is hereby appointed Agent for the Banks and accepts such appointment and agrees to act as such upon the conditions herein set forth. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not, by reason of this Agreement, have a fiduciary relationship with any Bank.

          9.2          Scope of Agency. Neither the Agent nor any of its directors, officers or agents shall be liable for any action taken or omitted by any of them hereunder or under the Notes, except for its, his or her own gross negligence or willful misconduct and except as provided in Section 9.3; or be responsible for any recitals, warranties or representations in the Loan Documents or for the execution or validity of the Loan Documents; or be required to make any inquiry concerning the performance by the Borrowers of any of their obligations under the Loan Documents. In the absence of gross negligence or willful misconduct, the Agent shall be entitled to rely, without liability therefor, upon any certificate or other document or other communication believed by it to be genuine and correct and to have been signed or sent by the proper officer or Person and upon the advice of legal counsel (which may be legal counsel for the Borrowers), independent public accountants and other experts concerning all matters pertaining to the agency. The Borrowers agree, upon demand, to pay or to reimburse the Agent for the payment of all reasonable compensation of such counsel, accountants and other experts and all other reasonable out-of-pocket expenses of the Agent. To the extent that the Borrowers shall fail to pay or to reimburse the Agent for the payment of the same, each Bank shall reimburse the Agent pro rata in accordance with their Pro Rata Shares, and any such amount so paid shall be immediately due and payable to the Banks by the Borrowers. The Banks agree to indemnify the Agent ratably in accordance with the Commitments for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or the transactions contemplated hereby, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the Agent's gross negligence or willful misconduct.

          9.3          Duties of Agent. In carrying out the agency, the Agent shall have only the duties and responsibilities expressly set forth in this Agreement and in performing such duties and responsibilities the Agent shall exercise the same degree of care as it would if the Loans were entirely for its own account, but the Agent shall not be deemed to have knowledge of the occurrence of any Event of Default, or any event or condition which with notice or lapse of time, or both, could become such an Event of Default and need not take or continue any action with respect thereto or toward the enforcement of the Loan Documents, nor prosecute or defend any suit with respect to the Loan Documents, unless directed to do so by the Required Banks and unless indemnified to its satisfaction against any loss, cost, liability or expense which it might incur as a consequence of taking such action. The Agent may employ agents and attorneys and shall not be answerable for the negligence or misconduct of any such agents or attorneys selected by it with reasonable care. The Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent hereunder. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries in connection with its decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement.

          9.4          Resignation of Agent. The Agent may resign as such at any time upon 30 days' prior written notice to the Company and the Banks. In the event of any such resignation, the Required Banks shall, by an instrument in writing delivered to the Company and the Agent, appoint a successor which shall be an incorporated bank or trust company. If a successor is not so appointed or does not accept such appointment at least 5 days before the Agent's resignation becomes effective, the Agent may appoint a temporary successor to act until such appointment by the Required Banks is made and accepted. Any successor to the Agent shall execute and deliver to the Company and the Banks an instrument accepting such appointment and thereupon such successor Agent, without further act, deed, conveyance or transfer shall become vested with all of the properties, rights, interests, powers, authorities and obligations of its predecessor hereunder with like effect as if originally named as Agent hereunder. Upon request of such successor Agent, the Company and the Agent ceasing to act shall execute and deliver such instruments of conveyance, assignment and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent all such properties, rights, interests, powers, authorities and obligations.

          9.5          Pro Rata Sharing by Banks; Equalization. Except with respect to Swing Line Loans, each Bank agrees with every other Bank that, in the event that it shall receive and retain any payment on account of any Loan in excess of its Pro Rata Share, according to the principal amount of the Loans then outstanding, of the payment due all of the Banks, whether such payment be voluntary, involuntary or by operation of law, by application of set-off of any indebtedness or otherwise, then such Bank shall promptly purchase from the other Banks, without recourse, for cash and at face value, ratably in accordance with the principal amount of the Loans then outstanding, interests in the Loans of the other Banks in such an amount that each Bank shall have received payment its Pro Rata Share then owing to it; provided, that if any such purchase be made by any Bank and if any such excess payment relating thereto or any part thereof is thereafter recovered from such Bank, appropriate adjustment in the related purchase from the other Banks shall be made by rescission and restoration of the purchase price as to the portion of such excess payment so recovered. It is further agreed that, to the extent there is then owing by any Borrower to any Bank Indebtedness other than that evidenced hereunder, to which such Bank may apply any involuntary payments of indebtedness by such Borrower, including those resulting from exercise of rights of set-off or similar rights, such Bank shall apply all such involuntary payments first to obligations of such Borrower to the Banks hereunder and under the Notes and then to such other Indebtedness owed to such Bank by such Borrower. Notwithstanding anything in this Agreement to the contrary, immediately and automatically upon the occurrence of an Event of Default under Section 8.1(a) or 8.1(i), each Bank shall be deemed to have purchased, without recourse or warranty, participation interests in the other Bank's Loans and/or take such other reasonable actions and make such other equitable adjustments among the Banks as reasonably agreed to by the Banks, to ensure that each Bank holds a portion (its "Equalized Share") of the Aggregate Outstanding Credit Exposure determined based on the ratio such Bank's Commitments bear to the Aggregate Commitments (or if the Commitments have been terminated, such ratio based on the amount of such Bank's Commitments and the Aggregate Commitments immediately prior to such termination), it being the intent of the Banks that following such participations, equalization payments and other actions in connection therewith, each Bank shall hold, whether through participation or directly, a share of the Aggregate Outstanding Credit Exposure equal to its Equalized Share. The Banks and the Agent agree to promptly execute any further documents and make such payments, if any, among themselves to accomplish such equalization.

          9.6          Syndication Agent, Documentation Agents, Etc. Each Bank and Borrower acknowledges and agrees that the Syndication Agent, the Documentation Agents and any Bank, if any, designated as a "co-agent", in such capacity, shall have no duties or responsibilities, shall incur no liabilities, and shall not be entitled to any additional fees, under this Agreement or the other Loan Documents in their capacity as such.

ARTICLE X.  MISCELLANEOUS

          10.1          Amendments; Etc. (a) Subject to the provisions of this Article X, the Required Banks (or the Agent with the consent in writing of the Required Banks) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Banks or the Borrowers hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Bank affected thereby:

          (i)          Extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

          (ii)          Reduce the percentage specified in the definition of Required Banks.

          (iii)          Extend the Termination Date or increase the amount of any Commitment of any Bank hereunder or, except as allowed under Section 2.2, the Aggregate Commitments, or permit any Borrower to assign its rights under this Agreement.

          (iv)          Amend this Section 10.1 or the definition of Agreed Currencies.

          (v)          Release any Borrower or the Guarantor, except as allowed pursuant to any permitted asset sale or otherwise allowed under this Agreement.

          (vi)          Permit the termination of the obligations of any Bank hereunder, provided that upon any such termination, (x) the Company shall have the option to select a bank to replace such terminating Bank and to assume the rights and obligations of such Bank hereunder, provided that such replacement bank is acceptable to each non-terminating Bank, and (y) in the event that such terminating Bank is not so replaced, each non-terminating Bank shall be entitled, but shall not be obligated, to increase its Commitment by an amount equal to that amount of the terminating Bank's Commitment bearing the same ratio to such terminating Bank's Commitment as such non-terminating Bank's Commitment bears to the aggregate Commitment of all non-terminating Banks. In the event that any non-terminating Bank shall not elect to increase its Commitment as specified in clause (x), each Bank making such election shall be entitled, but shall not be obligated, to further increase its Commitment by an amount equal to that amount of each non-electing Bank's Commitment bearing the same ratio to such non-electing Bank's Commitment as such electing Bank's Commitment bears to the aggregate Commitment of all electing Banks. The procedure set forth in the preceding sentence shall be followed until the entire Commitment of the terminating Bank is allocated or until no non-terminating Bank shall desire to further increase its Commitment.

          (b)          In addition to the above, any Subsidiary of the Company may be added as a Borrower hereto at any time upon (i) the execution and delivery by the Company, such Subsidiary and the Agent of a joinder agreement in form satisfactory to the Agent providing for such Subsidiary to become a Borrower, (ii) the execution and delivery by the Company of a Guaranty, or the confirmation of the existing Guaranty, with respect to such Subsidiary, (iii) the delivery to the Agent of such legal opinions, resolutions and corporate documents as requested by the Agent, (iv) the delivery of such other documents with respect thereto as the Agent shall reasonably request and (v) (w) in the case of a Foreign Subsidiary organized under the laws of the U.K., it qualifies as a U.K. Borrower under the provisions of the definition of that term, (x) in the case of a Foreign Subsidiary organized under the laws of Canada, it qualifies as a Canadian Borrower under the provisions of the definition of that term, (y) in the case of any other Foreign Subsidiary of the Company (other than a Restricted Borrower), the written approval of all the Banks, and (z) in the case of any Restricted Borrower, the written approval of the Agent.

          (c)          Any such amendment, waiver or termination shall be effective only in the specific instance and for the specific purpose for which given and no amendment of any provision of this Agreement relating to the Swing Line Bank or any Swing Line Loans shall be effective without the written consent of the Swing Line Bank, no amendment of any provision of this Agreement or any other Loan Document relating to the Issuing Bank shall be effective without the written consent of the Issuing Bank and no amendment of any provision of this Agreement or any other Loan Document relating to the Agent shall be effective without the written consent of the Agent. Notwithstanding anything herein to the contrary, any Defaulting Bank shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Banks, the Commitments and the Loans of such Defaulting Bank shall be disregarded and the Agent shall have the ability, but not the obligation, to replace any such Defaulting Bank with another lender or lenders.

          10.2          Notices.

                    (a)          Except as otherwise provided in Section 10.2(c), all notices, requests, consents and other communications hereunder shall be in writing and shall be delivered or sent to each Borrower at the address and other information for notices to the Borrowers set forth on the signature pages hereof, to the Agent at such address(es) and other information for notices given to the Company and the Banks from time to time by the Agent and to the Banks at the respective addresses and other information for notices set forth on its administrative questionnaire most recently supplied to the Agent, or to such other address as may be designated by any Borrower, the Agent or any Bank by notice to the other parties hereto. All notices shall be deemed to have been given at the time of actual delivery thereof to such address or, if sent by the Agent or any Bank to the Borrowers by certified or registered mail, postage prepaid, to such address, on the date of mailing.

                    (b)          Notices by the Company with respect to terminations or reductions of the Commitments pursuant to Section 2.2, requests for Loans pursuant to Section 3.1, requests for continuations or conversions of Loans pursuant to Section 3.5 or Section 3.7(d) and notices of prepayment pursuant to Section 4.3 shall be irrevocable and binding on the Borrowers.

                    (c)          Any notice to be given by the Company to the Banks pursuant to Sections 3.1, 3.5, 3.7(d) or 4.3 and any notice to be given by the Banks hereunder, may be given by telephone or by facsimile transmission and must be immediately confirmed in writing in the manner provided in Section 10.2(a). Any such notice given by telephone and facsimile transmission shall be deemed effective upon receipt thereof by the party to whom such notice is given.

          10.3          Conduct No Waiver; Remedies Cumulative. No course of dealing on the part of the Agent or the Banks, nor any delay or failure on the part of the Agent or the Banks in exercising any right, power or privilege hereunder shall operate as a waiver of such right or privilege or otherwise prejudice the Agent's or any Bank's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Banks under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to the Agent or the Banks may be exercised from time to time and as often as may be deemed expedient by them.

          10.4          Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Borrowers made herein or in any certificate or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by each Bank, notwithstanding any investigation heretofore or hereafter made by any Bank or on any Bank's behalf, and those covenants and agreements of the Borrowers set forth in Article V and in Section 10.5 shall survive the repayment in full of the Loans and the termination of the Commitments.

          10.5          Expenses. The Borrowers agree to pay and save the Agent and the Banks harmless from liability for the payment of (a) the reasonable fees and expenses of Dickinson Wright PLLC, counsel for the Agent, in connection with the preparation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated hereby, and in connection with any amendments, waivers or consents in connection therewith, and (b) all reasonable costs and expenses of the Agent and the Banks (including reasonable fees and expenses of counsel) in connection with the enforcement of this Agreement or the Notes.

          10.6          Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no Borrower may, without the prior consent of the Banks, assign its rights or obligations hereunder or under the Notes and the Banks shall not be obligated to make any Loan hereunder to any entity other than a Borrower.

                    (b)          Any Bank may sell a participation interest to any financial institution or institutions, and such financial institution or institutions may further sell, a participation interest (undivided or divided) in, the Loans and such Bank's rights and benefits under this Agreement and the Notes, and to the extent of that participation, such participant or participants shall have no rights or benefits against the Borrowers hereunder, provided, however, that (i) such Bank's obligations under this Agreement shall remain unmodified and fully effective and enforceable against such Bank, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of its Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not grant to its participant any rights to consent or withhold consent to any action taken by such Bank or the Agent under this Agreement other than action requiring the consent of all of the Banks hereunder.

                    (c)          Each Bank may, with the prior consent of the Agent (and not otherwise) and, provided that no Event of Default has occurred and is continuing, the Company, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it); provided, however, that (i) such consent of the Agent and the Company shall not be required if such assignment is to an existing Bank or an Affiliate thereof, (ii) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (iii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement, (A) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000, and in integral multiples of $1,000,000 thereafter, or such lesser amount as the Company and the Agent may consent to and (B) after giving effect to each such assignment, the amount of the Commitment of the assigning Bank when the Commitments are at their lower amounts shall in no event be less than $5,000,000 or such other amount agreed to by the Agent and the Company, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording, an Assignment and Acceptance in the form of Exhibit F hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment and a processing fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

          (d)           If (i) the obligation of any Bank to make or maintain Fixed Rate Loans has been suspended pursuant to Section 5.3, except when all Banks' obligations to make or maintain Fixed Rate Loans have been suspended other than by reason of such Bank's obligation to make or maintain Fixed Rate Loans being suspended, (ii) any Bank has demanded compensation under Sections 5.1 or 5.6 when all Banks have not done so, (iii) any Bank is a Defaulting Bank or (iv) in connection with a request by the Company to obtain the consent of the Banks to a waiver, amendment or modification of any provision of this Agreement or any other Loan Document that requires the consent of all Banks, any Bank having not more than 10% of the sum of the Aggregate Outstanding Credit Exposure at such time has declined to agree to such request when the Required Banks have agreed to such request, the Company shall have the right, if no Event of Default then exists, to replace such Bank (a "Replaced Bank") with one or more other lenders (collectively, the "Replacement Bank") acceptable to the Agent, provided that (x) at the time of any such replacement, the Replacement Bank shall enter into one or more Assignments and Acceptances pursuant to which the Replacement Bank shall acquire the Commitments and outstanding Loans and other obligations of the Replaced Bank and, in connection therewith, shall pay to the Replaced Bank in respect thereof an amount equal to the sum of (A) the amount of principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) the amount of all accrued, but theretofore unpaid, fees owing to the Replaced Bank hereunder and (C) the amount that would be payable by the Borrowers to the Replaced Bank pursuant to Section 5.5, if any, if the Borrowers prepaid at the time of such replacement all of the Loans of such Replaced Bank outstanding at such time and (y) all obligations of the Borrowers then owing to the Replaced Bank (other than those specifically described in clause (x) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignments, the payment of amounts referred to in clauses (x) and (y) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the appropriate Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder. The provisions of this Agreement shall continue to govern the rights and obligations of a Replaced Bank with respect to any Loans made or any other actions taken by such lender while it was a Bank. Nothing herein shall release any Defaulting Bank from any obligation it may have to any Borrower, the Agent or any other Bank.

          10.7          Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart, and this Agreement shall enter into force and effect only if counterparts executed by the Borrowers and by each Bank are returned to and executed by the Agent. Upon such execution by the Agent, this Agreement shall be deemed effective as of the Effective Date.

          10.8          Governing Law. This Agreement is a contract made under, and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State.

          10.9          Headings. The headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

          10.10          Construction of Certain Provisions. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with Generally Accepted Accounting Principles unless such principles are inconsistent with the express requirements of this Agreement. If any provision of this Agreement refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

          10.11          Integration and Severability. This Agreement embodies the entire agreement and understanding among the Borrowers, the Agent and the Banks, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the obligations of the Borrowers under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrowers shall not in any way be affected or impaired thereby, and such invalidity, illegality or enforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrowers under this Agreement or the Notes in any other jurisdiction.

          10.12          Interest Rate Limitation. Notwithstanding any provisions of this Agreement or the Notes, in no event shall the amount of interest paid or agreed to be paid by the Borrowers exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or the Notes at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Banks shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrowers if such principal has been paid in full.

          10.13          Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exits.

          10.14.          Dissemination of Information. The Company authorizes each Bank to disclose to any participant or purchaser or any other Person acquiring an interest in this Agreement by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Bank's possession concerning the creditworthiness of the Company and its Subsidiaries, including without limitation any information contained in any Reports.

          10.15          Accounting. (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in subsection (ii) below) be prepared, in accordance with Generally Accepted Accounting Principles (subject, in the case of financial statements which are not fiscal year end statements, to the absence of footnotes and year-end audit adjustments); provided that, if the Company notifies the Agent that it wishes to amend any covenant in Article VII to eliminate the effect of any change in Generally Accepted Accounting Principles (or if the Agent notifies the Company that the Agent or the Required Banks wish to amend Article VII for such purpose), then the Company's compliance with such covenants shall be determined on the basis of Generally Accepted Accounting Principles in effect immediately before the relevant change in Generally Accepted Accounting Principles became effective until either such notice is withdrawn or such covenant or any such defined term is amended in a manner satisfactory to the Company and the Required Banks. Notwithstanding anything herein, in any financial statements of the Company or in Generally Accepted Accounting Principles to the contrary, for purposes of calculating and determining compliance with Section 7.2(a), (b), (c)(x), (d)(iv), (g)(v) and (h)(iii) and determining the Applicable Margin, including defined terms used therein, (i) any Acquisition made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the period for which such financial covenants and the Applicable Margin were calculated shall be deemed to have occurred on the first day of the relevant period for which such financial covenants and the Applicable Margin were calculated on a pro forma basis acceptable to the Agent and (ii) during any period that a Subsidiary Indebtedness Increase Election is effective, all Unrestricted Subsidiaries shall be excluded, and the Company shall prepare and deliver to the Agent and the Banks additional financial statements excluding all Unrestricted Subsidiaries as requested by the Agent or the Required Banks, provided that, for purposes of determining Consolidated Net Earnings, if the net income (as determined in accordance with Generally Accepted Accounting Principles) of any Unrestricted Subsidiary is negative and the Company or any of its Subsidiaries (other than any Unrestricted Subsidiary) is liable (whether pursuant to a Contingent Liability or otherwise) with respect to any Indebtedness or other obligations of such Unrestricted Subsidiary, the amount by which such net income is negative shall be deducted from Consolidated Net Earnings.

                    (b)          The Company shall deliver to the Banks at the same time as the delivery of any financial statement under Section 7.1: (i) a description in reasonable detail of any material variation between the application or other modification of accounting principles employed in the preparation of such statement and the application or other modification of accounting principles employed in the preparation of the immediately prior annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

                    (c)          For purposes of Article VII (including any baskets or limitations expressed in U.S. Dollars therein) of this Agreement, any Indebtedness, Investment or other amount made or incurred in any currency other than U.S. Dollars shall be deemed to be the U.S. Dollar Amount thereof.

          10.16          Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent's main Detroit office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of any Borrower in respect of any sum due to any Bank or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Bank or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Bank or the Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Bank or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank, such Bank or the Agent, as the case may be, agrees to remit such excess to the Company.

          10.17          Waiver of Jury Trial. The Banks and the Agent and each Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statement (whether oral or written) or actions of any of them. Neither any Bank, the Agent, nor any Borrower shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party thereto except by a written instrument executed by such party.

          10.18          USA PATRIOT Act. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank to identify such Borrower in accordance with the Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year above written.

Address for Notices to the Borrowers:	WOLVERINE WORLD WIDE, INC.

9341 Courtland Drive Rockford, Michigan 49351 Attention: Steve Gulis, Chief Financial Officer Telephone: (616) 866-5570 Telecopy: (616) 866-0257 e-mail: gulisst@wwwinc.com
	By:	/s/ Nicholas P. Ottenwess

	Title:	Vice President of Finance and Corporate Controller

WOLVERINE WORLD WIDE CORPORATION, INC.

	By:	/s/ Nicholas P. Ottenwess

	Title:	Authorized Officer and Director

HUSH PUPPIES (U.K.) LTD.

By:	/s/ Nicholas P. Ottenwess

Title:	Director and Authorized Officer

MERRELL (EUROPE) LIMITED

By:	/s/ Nicholas P. Ottenwess

Title:	Director and Authorized Officer

MERRELL EUROPE B.V.

By:	/s/ Nicholas P. Ottenwess

Title:	Authorized Officer

WOLVERINE EUROPE LIMITED

By:	/s/ Nicholas P. Ottenwess

Title:	Director and Authorized Officer

WOLVERINE WORLD WIDE EUROPE LIMITED

By:	/s/ Nicholas P. Ottenwess

Title:	Authorized Officer

Commitment: $30,000,0000	JPMORGAN CHASE BANK, N.A., as a Bank and as Agent

	By:	/s/ Chris Cavaiani

	Title:	Vice President

Commitment: $25,000,0000	HARRIS N.A., as a Bank and as Syndication Agent

	By:	/s/ Patrick McDonnell

	Title:	Managing Director

Bank of Montreal, as a Bank and affiliate of HARRIS, N.A.

	By:	/s/ Ben Ciallella

	Title:	Vice President

Bank of Montreal, London Branch as a Bank and affiliate of HARRIS, N.A.

	By:	/s/ Anthony Ebdon

	Title:	Director

Commitment: $25,000,0000	COMERICA BANK, as a Bank and as a Documentation Agent

	By:	/s/ Jeffrey Judge

	Title:	Vice President

Commitment: $25,000,0000	STANDARD FEDERAL BANK N.A., as a Bank and as a Documentation Agent

	By:	/s/ Joel Brandt

	Title:	Vice President

Commitment: $25,000,0000	NATIONAL CITY BANK OF THE MIDWEST, as a Bank and as a Documentation Agent

	By:	/s/ Jason T. Byrd

	Title:	Vice President

Commitment: $20,000,0000	FIFTH THIRD BANK

	By:	/s/ Randal S. Wolffis

	Title:	Vice President